Exhibit 10.18

GENESIS MARINA AT 3000

LEASE

BP3-SF5 3000-3500 MARINA LLC,

a Delaware limited liability company

as Landlord,

and

FREENOME HOLDINGS, INC.,

a Delaware corporation,

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease. Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE
(References are to the Lease)		DESCRIPTION

1.	Date:	September 23, 2021

2.	Landlord:	BP3-SF5 3000-3500 MARINA LLC, a Delaware limited liability company

3.	Address of Landlord (Section 24.19):

BP3-SF5 3000-3500 Marina LLC

4380 La Jolla Village Drive, Suite 230

San Diego, CA 92122

Attention: W. Neil Fox, CEO

with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

600 West Broadway, 27th Floor

San Diego, California 92101

Attention: Martin L. Togni, Esq.

For payment of Rent only:

BP3-SF5 3000-3500 Marina LLC

PO Box _______

Pasadena, CA 91185- _______

4.	Tenant:	FREENOME HOLDINGS, INC. a Delaware corporation

5.	Address of Tenant (Section 24.19):

279 E. Grand Avenue, Fifth Floor

South San Francisco, California 94080

Attention: Legal

and:

FREENOME HOLDINGS, INC.

279 E. Grand Avenue, Fifth Floor

South San Francisco, California 94080

Attention: Facilities

(Prior to Tenant’s occupancy of the Premises)

(i)

TERMS OF LEASE (References are to the Lease)			DESCRIPTION

3300 Marina Boulevard Brisbane, CA 94005 Attention: Legal

and:

3300 Marina Boulevard Brisbane, CA 94005 Attention: Facilities (After Tenant’s occupancy of the Premises)

6.	Premises (Article 1):

	6.1	Premises:

335,419 rentable square feet of space consisting of (i) 197,959 rentable square feet of space located in the entirety of Building I (as defined below) and (ii) 137,460 rentable square feet of space located on the fourth (4th), fifth (5th), sixth (6th) and seventh (7th) levels of Building III (as defined below), all as depicted on Exhibit A attached hereto. That portion of the Premises located in Building I is referred to as the “Building I Premises” and that portion of the Premises located in Building III is referred to as the “Building III Premises.”

	6.2	Building:	The Premises are located in the buildings whose addresses are 3300 Marina Boulevard, Brisbane, California (“Building I”) and 3000 Marina Boulevard, Brisbane, California (“Building III”). Building I and Building III are part of the multi-building Project described in Section 1.1.2 below. Building I and Building III are collectively referred to herein as the “Building”.

7.	Term (Article 2):

	7.1	Lease Term:	Eleven (11) years.

	7.2	Building I Lease Commencement Date:	The earlier to occur of: (i) the date Tenant substantially completes the Tenant Improvements in Building I or (ii) the date that is twelve (12) months after the Building I Delivery Date (as defined in Section 1.2 of Exhibit B). As provided in Section 1.2 of Exhibit B, the anticipated delivery date for Building I is October 10, 2022 (“Anticipated Building I Delivery Date”).

(ii)

TERMS OF LEASE (References are to the Lease)			DESCRIPTION

	7.3	Building III Lease Commencement Date:	The earlier to occur of: (i) the date Tenant substantially completes the Tenant Improvements in Building III or (ii) the date that is twelve (12) months after the Building III Delivery Date (as defined in Section 1.2 of Exhibit B). As provided in Section 1.2 of Exhibit B, the anticipated delivery date for Building III is September 8, 2022 (“Anticipated Building III Delivery Date”).

	7.4	Lease Expiration Date:	The last day of the month which is the later of the one hundred thirty-second (132nd) monthly anniversary of (i) the Building I Lease Commencement Date or (ii) the Building III Lease Commencement Date, but shall be no later than the one hundred thirty-fifth (135th) monthly anniversary of the first to occur of the Building I Lease Commencement Date and the Building III Lease Commencement Date.

8.	Base Rent (Article 3):

	8.1	Base Rent for Building I (commencing as of the Building I Lease Commencement Date):

Months of Lease Term (commencing as of the Building I Lease Commencement Date)	Annual Base Rent	Monthly Installment of Base Rent*	Monthly Rental Rate per Rentable Square Foot**
***1 – 12	$15,678,352.80	$1,306,529.40	$6.60
13 – 24	$16,227,095.16	$1,352,257.93	$6.83
25 – 36	$16,795,043.52	$1,399,586.96	$7.07
37 – 48	$17,382,870.00	$1,448,572.50	$7.32
49 – 60	$17,991,270.48	$1,499,272.54	$7.57
61 – 72	$18,620,964.96	$1,551,747.08	$7.84
73 – 84	$19,272,698.76	$1,606,058.23	$8.11
85 – 96	$19,947,243.24	$1,662,270.27	$8.40
97 – 108	$20,645,396.76	$1,720,449.73	$8.69
109 – 120	$21,367,985.64	$1,780,665.47	$9.00
121 – 132	$22,115,865.12	$1,842,988.76	$9.31

(iii)

TERMS OF LEASE
(References are to the Lease)	DESCRIPTION

*The initial monthly installment of Base Rent amount was calculated by multiplying the initial monthly Base Rent per rentable square foot amount by the number of rentable square feet of space in the Building I Premises, and the Annual Base Rent amount was calculated by multiplying the initial monthly installment of Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the full calendar month that is Lease Month 13, the calculation of each monthly installment of Base Rent amount reflects an annual increase of three and one-half percent (3.5%) and each Annual Base Rent amount was calculated by multiplying the corresponding monthly installment of Base Rent amount by twelve (12).

**The amounts identified in the column entitled “Monthly Rental Rate per Rentable Square Foot” are rounded amounts provided for information purposes only.

***Subject to abatement as provided in Article 3.

8.2	Base Rent for Building III (commencing as of the Building III Lease Commencement Date):

Months of Lease Term commencing as of the Building III Lease Commencement Date	Annual Base Rent	Monthly Installment of Base Rent*	Monthly Rental Rate per Rentable Square Foot**
***1 – 12	$10,886,832.00	$907,236.00	$6.60
13 – 24	$11,267,871.12	$938,989.26	$6.83
25 – 36	$11,662,246.56	$971,853.88	$7.07
37 – 48	$12,070,425.24	$1,005,868.77	$7.32
49 – 60	$12,492,890.16	$1,041,074.18	$7.57
61 – 72	$12,930,141.36	$1,077,511.78	$7.84
73 – 84	$13,382,696.28	$1,115,224.69	$8.11
85 – 96	$13,851,090.60	$1,154,257.55	$8.40
97 – 108	$14,335,878.72	$1,194,656.56	$8.69
109 – 120	$14,837,634.48	$1,236,469.54	$9.00
121 – Lease Expiration Date	$15,356,951.64	$1,279,745.97	$9.31
(iv)

TERMS OF LEASE
(References are to the Lease)	DESCRIPTION

*The initial monthly installment of Base Rent amount was calculated by multiplying the initial monthly Base Rent per rentable square foot amount by the number of rentable square feet of space in the Building III Premises, and the Annual Base Rent amount was calculated by multiplying the initial monthly installment of Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the full calendar month that is Lease Month 13, the calculation of each monthly installment of Base Rent amount reflects an annual increase of three and one-half percent (3.5%) and each Annual Base Rent amount was calculated by multiplying the corresponding monthly installment of Base Rent amount by twelve (12).

**The amounts identified in the column entitled “Monthly Rental Rate per Rentable Square Foot” are rounded amounts provided for information purposes only.

***Subject to abatement as provided in Article 3.

Except as provided in Section 2.1 below, during the period of time between the Building I Lease Commencement Date and the Building III Lease Commencement Date, Tenant shall pay Base Rent for Building I in the amount set forth in Section 8.1 of this Summary (if the Building I Lease Commencement Date occurs first) or Section 8.2 of this Summary (if the Building III Lease Commencement Date occurs first), subject to abatement as provided in Article 3 hereof. Except as provided in Section 2.1 below, Tenant shall be bound by all obligations under this Lease (with respect to Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs) as to the Building as to which the first Lease Commencement Date has occurred only during the period of time between the Building I Lease Commencement Date until the Building III Lease Commencement Date, including, but not limited to, Tenant’s obligation to pay Additional Rent, except that (a) if the Building I Lease Commencement Date occurs first, Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be deemed to be 35.32% of the Project, and references in this Lease to Premises and Building shall mean only the Building I Premises and Building I during the period of time from the Building I Lease Commencement Date until the Building III Lease Commencement Date and (b) if the Building III Lease Commencement Date occurs first, Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be deemed to be 24.52% of the Project, and references in this Lease to Premises and Building shall mean only the Building III Premises and Building III during the period of time from the Building III Lease Commencement Date until the Building I Lease Commencement Date. Commencing on the later to occur of the Building I Lease Commencement Date and the Building III Lease Commencement Date, Tenant will pay Base Rent for the entire Premises (in addition to all Additional Rent payable by Tenant under this Lease). Notwithstanding anything above to the contrary, in the event Tenant commences business operations in all or any portion of the Premises then Tenant shall commence to pay Rent with respect to such portion of the Premises including, but not limited to, Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs.

9.	Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (Section 4.2.6):	Commencing as of the Building I Lease Commencement Date, 35.32% as to the Building I Premises (197,959 rentable square feet within the Building I Premises/560,536 rentable square feet within the Project), and commencing as of the Building III Lease Commencement Date 24.52% as to the Building III Premises (137,460 rentable square feet within the Building III Premises/560,536 rentable square feet within the Project) and commencing upon the later to occur of the Building I Lease Commencement Date and the Building III Lease Commencement Date and thereafter, 59.84% (335,419 rentable square feet within the Premises/560,536 rentable square feet within the Project).

(v)

TERMS OF LEASE
(References are to the Lease)		DESCRIPTION

10.	Letter of Credit (Article 20):	$8,855,061.60.

11.	Brokers (Section 24.25):	Cushman & Wakefield U.S., Inc. representing Landlord, and Jones Lang LaSalle representing Tenant.

12.	Parking (Article 23):	Total of six hundred seventy-one (671) parking passes (2 unreserved parking passes for every 1,000 rentable square feet of the Premises) consisting of six hundred fifty-one (651) unreserved parking passes and twenty (20) reserved parking spaces that do not require a valet (as provided in Article 23).

(vi)

EXHIBITS:

Exhibit A	Outline of Floor Plan of Premises
Exhibit A-1	Site Plan of Project
Exhibit B	Tenant Work Letter
Exhibit C	Confirmation of Lease Terms/Amendment to Lease
Exhibit D	Rules and Regulations
Exhibit E	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit F	Form of Letter of Credit
Exhibit G	Storage Areas
Exhibit H	Signage
Exhibit I	Available Space on Roofs
Exhibit J	Management Option Provisions
Exhibit K	Breakdown of Expense Estimate

(i)

Page

Rider 1	Extension Option Rider

(ii)

INDEX

Page(s)

Abated Rent	8
Accountant	15
Additional Allowance	Exhibit B
Additional Rent	9
Affected Areas	17
Affiliate Assignee	34
Affiliates	34
Allowance Deadline	Exhibit B
Allowances	Exhibit B
Alterations	24
Amortization Period	Exhibit B
Amortization Rent	Exhibit B
Anticipated Building I Delivery Date	ii
Anticipated Building III Delivery Date	iii
Approved Working Drawings	Exhibit B
Bank	39
Bankruptcy Code	37, 39
Bank’s Credit Rating Threshold	39
Base Building	Exhibit B
Base Building Punch List Items	Exhibit B
Base Rent	8
Brokers	48
Building	Summary
Building I Delivery Date	Exhibit B
Building I Premises	Summary
Building III Delivery Date	Exhibit B
Building III Premises	Summary
Building Structure	Exhibit J
Building System	Exhibit J
Building Systems	Exhibit J
Building Systems Documents	Exhibit J
Calendar Year	9
Capital Improvement Notice	Exhibit J
capital in nature	Exhibit J
CC&Rs	16
Change Order	Exhibit B
Changes	Exhibit B
City	Exhibit B
Comparable Buildings	Rider 1
Confirmation/Amendment	Exhibit C
Conservation Costs	10
Construction	49
Construction Drawings	Exhibit B
Contract	Exhibit B
Contractor	Exhibit B
Controllable Expenses	14
Coordination Fee	Exhibit B
Corrective Action	17
Cost Pools	10
Cutoff Date	13
Delivery Condition	Exhibit B
Documents	17
Election Date	4

(iii)

Page(s)

Electric Vehicle Charging Agreement	5
Eligibility Period	22
Emergency	24, Exhibit J
Engineers	Exhibit B
Environmental Law	16
Environmental Permits	16
Estimate	13
Estimate Statement	13
Estimated Expenses	13
Estimated Repair Completion Date	29
Excluded Changes	42
Excluded Work	Exhibit B
Exercise Date	Rider 1
Exercise Notice	Rider 1
Exit Survey	34
Expense Year	9
Experience	Schedule 1, Exhibit J
Extension Option	Rider 1
Extension Rider	Rider 1
Fair Market Rental Rate	Rider 1
Final Condition	Exhibit B
Final Condition Date	Exhibit B
Final Costs	Exhibit B
Final Costs Statement	Exhibit B
Final Retention	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Refusal Economic Terms	4
First Refusal Notice	4
First Refusal Space	4
Fitness Center	3
Fitness Center Users	3
Force Majeure	47
Generator	22
Generator Equipment	22
Governmental Approvals	45
Hazardous Materials	16
Hazardous Materials List	17
Holidays	20
HVAC	20
Interest Notice	Rider 1
Interest Rate	14
Invoice Notice	24, Exhibit J
Landlord	1
Landlord Charging Stations	5
Landlord Delay	Exhibit B
Landlord Parties	3, 19
Landlord’s Capital Improvements	Exhibit J
Landlord’s Response Notice	24, Exhibit J
L-C	39
L-C Amount	39
L-C Draw Event	39
L-C Expiration Date	39
L-C FDIC Replacement Notice	39
L-C Reduction Amount	42

(iv)

Page(s)

L-C Reduction Condition	42
Lease	1
Lease Commencement Date	5
Lease Expiration Date	5
Lease Term	5
Lease Year	6
Management Option	24
Management Standard	Exhibit J
Minor Alterations	25
New Pandemic Exceptions	6
Non-Reimbursable Capital Improvements	Exhibit J
Notices	47
Objectionable Name	45
OFAC	48
Operating Expenses	9
Option Rent	Rider 1
Option Rent Notice	Rider 1
Option Term	Rider 1
Original Tenant	5
Other Buildings	1, 13
Outside Agreement Date	Rider
Outside Termination Date	7
Over-Allowance Amount	Exhibit B
Parking Areas	1
Parking Operator	43
Payment Notice	Exhibit B
Premises	1
Premises Systems	23
Prior Space Plan	Exhibit B
Prohibited Alterations	24
Project	1
Proposition 13	11
Reduction Date	42
Refusal Notice	Exhibit B
Reimbursable Capital Improvements	10
Release	16
Rent	9
Rent Commencement Date	Exhibit C
rentable square feet	3
Repair Notice	24, Exhibit J
Revenue Code	32
Review Period	15
Right of First Refusal Period	3
ROFR Exercise Notice	4
Rooftop Equipment	50
Schedule	Exhibit B
Second Chance Economic Terms	4
Second Chance Notice	4
Security Deposit Laws	41
Sensor Areas	50
Service Agreements	Exhibit J
Service Provider	Schedule 1, Exhibit J
Service Providers	Schedule 1, Exhibit J
Sierra	16
Site Operations Manager	Exhibit J

(v)

Page(s)

Specified Engineers	Exhibit J
Statement	12
Storage Areas	51
Subject Space	31
Subleasing Costs	33
Summary	i
Systems and Equipment	11
Takeover Date	24
Tax Expenses	11
Tenant	1
Tenant Delays	Exhibit B
Tenant Deliverables	Exhibit B
Tenant Funded Capital Improvements,	Exhibit J
Tenant Improvement Allowance	Exhibit B
Tenant Improvements	Exhibit B
Tenant Work Letter	Exhibit B
Tenant’s Agents	Exhibit B
Tenant’s Employees	Exhibit J
Tenant’s Parties	16
Tenant’s Share	12
Tenant’s Signage	45
Terminated Space	7
Termination Date	7
Termination Notice	7
Termination Option	7
Test Fit Allowance	Exhibit B
TI Delay Notice	Exhibit B
Transfer Notice	31
Transfer Premium	33
Transferee	31
Transfers	31
Utilities Costs	12
Water Sensors	50
Wi-Fi Network	26
(vi)

LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between BP3-SF5 3000-3500 Marina LLC, a Delaware limited liability company (“Landlord”), and FREENOME HOLDINGS, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

PROJECT, BUILDING AND PREMISES

1.1           Project, Building and Premises.

1.1.1         Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building (as defined in Section 6.2 of the Summary) and located within the Project (as defined below). The floor plan of the Premises is attached hereto as Exhibit A.

1.1.2         Building and Project. Building I consists of five (5) occupiable levels with a total of 197,959 rentable square feet and Building III consists of six (6) occupiable levels with a total of 194,702 rentable square feet. Building I and Building III are part of a multi-building commercial project known as “Genesis Marina”, located in the City of Brisbane. The term “Project” as used in this Lease, shall mean, collectively: (i) Building I; (ii) Building III; (iii) the other building located at 3500 Marina Blvd. within the site (the “Other Building”); (iii) any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Building and/or the Other Building, which are designated from time to time by Landlord (and/or any other owners of the Project) as common areas appurtenant to or servicing the Building, the Other Building and any such other improvements; (iv) any additional buildings, improvements, facilities and common areas which Landlord (any other owners of the Project and/or any common area association formed by Landlord, Landlord’s predecessor-in-interest and/or Landlord’s assignee for the Project) may add thereto from time to time within or as part of the Project; and (v) the land upon which any of the foregoing are situated. The site plan depicting the current configuration of the Project is attached hereto as Exhibit A-1. The Building, as well as the Other Building contain parking areas (“Parking Areas”). Notwithstanding the foregoing or anything contained in this Lease to the contrary, (1) Landlord has no obligation to expand or otherwise make any improvements within the Project, including, without limitation, any of the outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities which may be depicted on Exhibit A-1  attached hereto (as the same may be modified by Landlord (and/or any other owners of the Project) from time to time without notice to Tenant), other than Landlord’s obligations (if any) specifically set forth in the Tenant Work Letter attached hereto as Exhibit B, and (2) Landlord (and/or any other owners of the Project) shall have the right from time to time to include or exclude any improvements or facilities within the Project, at such party’s sole election, subject to Section 1.1.3 below. Subject to (i) the terms and conditions of this Lease, including the Rules and Regulations attached hereto as Exhibit D, (ii) Force Majeure events (as defined in Section 24.17 below), (iii) Landlord’s commercially reasonable security requirements, and (iv)  the requirements of applicable laws, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week throughout the Lease Term.

1.1.3         Tenant’s and Landlord’s Rights. Tenant shall have the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators (if any), restrooms and other public or common areas located within the Building, and the non-exclusive use of those areas located on the Project that are designated by Landlord (and/or any other owners of the Project) from time to time as common areas for the Building or the Project, and access to all planned and future amenities located within the Project; provided, however, that (i) Tenant’s use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Project, and (B) such reasonable, non-discriminatory rules and regulations as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) except as needed to exercise its rights under Section 24.35, Tenant may not go on the roof of Building or the Other Building without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute (but good faith) discretion) and without otherwise being accompanied by a representative of Landlord. Subject to Tenant’s roof rights in Section 24.35, Landlord (and/or any other owners of the Project) reserve the right from time to time to use any of the common areas of the Project, and the roof, risers and conduits of Building III and the Other Building for telecommunications and/or any other purposes, and to do any of the following, so long as the same does not unreasonably interfere with Tenant’s use of or access to the Premises or Tenant’s parking rights and does not materially increase the obligations or materially decrease the rights of Tenant under this Lease: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, and (y) expanding or decreasing the size of the Project and any common areas and other elements thereof, including adding, deleting and/or excluding buildings (including the Other Building) thereon and therefrom; (2) close temporarily (i.e., for less than one week) any of the common areas while engaged in making repairs, improvements or alterations to the Project; (3) retain and/or form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located outside of the Building and the Other Building and, subject to Article 4 below, include the common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s), in Operating Expenses or Tax Expenses; and (4) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. Notwithstanding the foregoing, (a) Landlord shall use commercially reasonable efforts to complete and open on or before the first to occur of the Building I Lease Commencement Date and the Building III Lease Commencement Date (or as soon thereafter as reasonably possible) the conference center in Building III, the Fitness Center below Building III, and the café and restaurant on the first floor of Building III; and Tenant shall have the right to use the Fitness Center, conference center and restaurant throughout the Lease Term, subject to Landlord’s right to relocate the same to other portions of the Project and (b) Tenant shall have the exclusive right to use the balconies in Building I and on the floors of Building III in which the Premises are located. Landlord shall use commercially reasonable efforts to not permit any unreasonable noise, vibration, odors or other nuisances to enter the Premises from the café, Fitness Center and restaurant. Landlord shall endeavor to collaborate with Tenant regarding any planned Project amenities (to avoid redundancy).

1.2              Condition of Premises. Except as expressly set forth in this Lease and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “As Is” condition on the applicable Lease Commencement Date; provided, however, in the event that, during the first twelve (12) months after the applicable Lease Commencement Date, the Base Building (as defined in Section 1 of Exhibit B), which includes the Systems and Equipment, the base building HVAC, plumbing, life safety and electrical systems of the Building as well as the Building parking lot, roof and roof membrane, in its condition existing as of such date (A) does not comply with applicable laws, seismic, fire and life safety codes, and the ADA, in effect as of the date hereof, or (B) contains defects, then Landlord shall be responsible, at its sole cost and expense which shall not be included in Operating Expenses (except as otherwise permitted in Section 4.2 hereof), for correcting any such non-compliance to the extent required by applicable laws, and/or correcting any such defects as soon as reasonably possible after receiving notice thereof from Tenant. Notwithstanding the foregoing, if Tenant fails to give Landlord written notice of any such defects described in clause (B) hereinabove within twelve (12) months after the applicable Lease Commencement Date, then the correction of any such defects shall, subject to Landlord’s repair obligations in Section 7.2 hereof (and to the extent such correction is a responsibility of Tenant pursuant to Section 7.1 hereof), be Tenant’s responsibility at Tenant’s sole cost and expense. Tenant also acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business (including, but not limited to, any zoning/conditional use permit requirements which shall be Tenant’s responsibility and Tenant’s failure to obtain any such zoning/use permits (if any are required) shall not affect Tenant’s obligations under this Lease). Subject to Landlord’s delivery obligations hereunder, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises, the Building and the Project were at such time complete and in good, sanitary and satisfactory condition and without any obligation on Landlord’s part to make any alterations, upgrades or improvements thereto. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

1.3          Rentable Square Feet. The rentable square feet of the Premises is approximately as set forth in Section 6.1 of the Summary. Such square footage figure shall be binding on Landlord and Tenant for the entire Lease Term absent a casualty or condemnation that affects the actual size of the Premises or an actual change in the size of the Building or the Project. In any such event, the rentable square feet of the Premises and the Building shall be calculated by Landlord using a commercially reasonable measurement method that is substantially consistent with then industry custom and practice.

1.4          Fitness Center.

1.4.1          Fitness Center. Provided Tenant’s employees execute landlord’s standard waiver of liability form, during the term of this Lease Tenant’s employees (the “Fitness Center Users”) shall be entitled to use the fitness center (the “Fitness Center”) in the Project at no additional charge. The use of the Fitness Center shall be subject to the rules and regulations (including rules regarding hours of use) established from time to time by landlord for the Fitness Center. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that for purposes of Section 10.1, the use of the Fitness Center by Tenant’s employees shall constitute a use of the Project by Tenant. The costs of operating, maintaining and repairing the Fitness Center may be included in Operating Expenses. Subject to Force Majeure events and Landlord’s rights set forth below, Landlord shall continuously maintain the Fitness Center (or any other fitness facility) throughout the term of this Lease. During the Lease, Landlord shall have the right to reconfigure/relocate the Fitness Center in its discretion; provided that the size of the Fitness Center is not materially smaller in size than the Fitness Center initially constructed by Landlord.

1.4.2          Release. Subject to the foregoing, Tenant hereby unconditionally releases Landlord and its property manager and their respective officers, directors, employees, representatives and agents (collectively, “Landlord Parties”), from all fines, suits, losses, liabilities, expenses, claims, costs (including attorneys’ fees and court costs) demands, actions, or causes of actions, of any kind without regard to the cause or causes thereof, or the negligence of one or more of the Landlord Parties, for damage to property, or injury or death to any person arising from, growing out of, or in any way related to the use of the Fitness Center by Tenant, its officers, directors, shareholders, partners, members, managers, employees, agents, invitees, visitors, licensees and customers, in addition, Tenant waives any claims it may have against the Landlord Parties arising out of or related to loss (by theft or otherwise) or damage to any property brought to the Fitness Center by Tenant or its officers, directors, shareholders, partners, members, managers, employees, agents, invitees, visitors, licensees and customers. Tenant expressly waives all rights under the provisions of Section 1542 of the California Civil Code, Section 1542 of the California Civil Code provides that “A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release which, if known by him, must have materially affected his settlement with the debtor.”

1.5          Right of First Refusal. Commencing as of the thirty-seventh (37th) monthly anniversary of the Building I Lease Commencement Date (“Right of First Refusal Period”), Tenant shall have an ongoing (subject to the terms hereof) right of first refusal with respect to space located on the third (3rd) floor of Building III (the “First Refusal Space”). During the period from the date hereof and continuing until the commencement of the Right of First Refusal Period, Landlord shall have the right to lease the First Refusal Space for third party leases expiring, unless Tenant has exercised Tenant’s Termination Option (in which case there shall be no such term limitations), on or before the commencement of the Right of First Refusal Period, as defined below (and Landlord shall not be obligated to provide Tenant with any First Refusal Notice during such period); provided, however, in the event Tenant exercises Tenant’s Termination Option with respect to any portion of Building III then Tenant’s right of first refusal shall commence on August 1, 2022. Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 1.5.

1.5.1         Procedure for Refusal. Between the 37th and 48th months following the Building I Lease Commencement Date, Landlord shall offer the First Refusal Space for lease to third parties. During the Right of First Refusal Period, Landlord shall notify Tenant (the “First Refusal Notice”) when Landlord receives a bona fide offer from a prospective third party tenant that Landlord is willing to accept for the First Refusal Space and/or when Landlord intends to submit a bona fide counteroffer which Landlord would be willing to accept and, to Landlord’s actual knowledge, the prospective third party tenant would accept. The economic terms and conditions of Tenant’s lease of such First Refusal Space shall be as provided in Landlord’s First Refusal Notice (“First Refusal Economic Terms”).

1.5.2         Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within seven (7) days after delivery of the First Refusal Notice to Tenant (“Election Date”), Tenant shall deliver an unconditional, irrevocable notice (“ROFR Exercise Notice”) to Landlord of Tenant’s exercise of its right of first refusal with respect to the entire space described in the First Refusal Notice and on the First Refusal Economic Terms contained therein. If Tenant does not exercise its right of first refusal within such seven (7) day time period (on all of the First Refusal Economic Terms), then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, that if Landlord intends to enter into a lease upon First Refusal Economic Terms which are, in the aggregate, materially more favorable to a prospective tenant than those First Refusal Economic Terms proposed by Landlord in the First Refusal Notice to Tenant, then Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the First Refusal Space on such more favorable First Refusal Economic Terms (such more favorable terms in the Second Chance Notice are referred to herein as the “Second Chance Economic Terms”). For purposes hereof, Second Chance Economic Terms shall be materially more favorable to a third party if such Second Chance Economic Terms reflect a net effective rental rate (including any rent abatement and tenant improvement costs/allowance and any other economic concessions) less than ninety-five percent (95%) of the net effective rental rate for such First Refusal Space as the First Refusal Economic Terms initially proposed by Landlord in the First Refusal Notice. Tenant’s failure to elect to lease the First Refusal Space upon such Second Chance Economic Terms by written notice to Landlord within seven (7) days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such Second Chance Economic Terms, in which case Landlord shall be entitled to lease such space to any third party on any terms Landlord desires subject to Landlord’s obligations to deliver Tenant a further Second Chance Notice under the circumstances set forth in the preceding two (2) sentences. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space comprising the First Refusal Space (but only space located in the Project) offered by Landlord to Tenant at any particular time (including any space in the Project which is not part of the First Refusal Space), and Tenant may not elect to lease only a portion thereof or, except as provided in Section 1.5.4 below, object to any of the First Refusal Economic Terms.

1.5.3         Construction of First Refusal Space. Tenant shall take the First Refusal Space in its “As-Is” condition (except as otherwise provided in the First Refusal Notice), and Tenant shall be entitled to construct improvements in the First Refusal Space at Tenant’s expense, in accordance with and subject to the provisions of Article 8 of this Lease.

1.5.4         Lease of First Refusal Space. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Refusal Space to this Lease upon the First Refusal Economic Terms set forth in Landlord’s First Refusal Notice and upon the same non-economic terms and conditions as applicable to the Premises then leased by Tenant under this Lease. Unless otherwise specified in the First Refusal Notice, Tenant shall commence payment of rent for the First Refusal Space and the Lease Term of the First Refusal Space shall commence upon the date of delivery of such First Refusal Space to Tenant. The Lease Term for the First Refusal Space shall be as provided in the First Refusal Economic Terms; provided, however, notwithstanding the First Refusal Economic Terms, in the event the term of the lease for the First Refusal Space is shorter than the term of this Lease, then Tenant shall have the right, in the ROFR Exercise Notice, to lengthen the term of the First Refusal Space such that the term for the First Refusal Space will be coterminous with the Lease Term.

1.5.5         No Defaults. The rights contained in this Section 1.5 shall be personal to the original Tenant executing this Lease (“Original Tenant”) and any Affiliate Assignee, and may not be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest (or Affiliate Assignee’s interest) in this Lease) if the Original Tenant or such Affiliate Assignee has subleased more than twenty-five percent (25%) of the Premises then leased by Original Tenant or such Affiliate Assignee as of the date of Tenant’s exercise of its right of first refusal. In addition, at Landlord’s option and in addition to Landlord’s other remedies set forth in this Lease, at law and/or in equity, Tenant shall not have the right to lease the First Refusal Space as provided in this Section 1.5 if, as of the date of the First Refusal Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under this Lease beyond the expiration of all applicable notice and cure periods.

1.5.6         Remedy. The sole remedy of Tenant for a breach by Landlord of its obligations under this Section 1.5 shall be an action against Landlord for direct damages (excluding consequential and punitive damages), and for a temporary restraining order, preliminary injunction, injunction or specific performance, but no other remedy, equitable or otherwise.

1.6          Landlord Charging Stations. Landlord shall install, at Landlord’s sole cost, not less than forty (40) electric vehicle charging stations at the Project for the use, on a first-come, first-served basis, of persons working at the Project who drive electric vehicles (“Landlord Charging Stations”). No Tenant Party shall have the right to use the Landlord Charging Stations prior to the execution by such Tenant Party of a written agreement prepared by Landlord governing such person’s right to use the Landlord Charging Stations (the “Electric Vehicle Charging Agreement”). The terms and conditions of the Electric Vehicle Charging Agreement shall be reasonably acceptable to Landlord, in Landlord’s reasonable discretion. The cost of installing, operating, maintaining and repairing the Landlord Charging Stations may be included in Operating Expenses, less any revenue received by Landlord therefrom. Landlord will continuously maintain during the term of this Lease Landlord Charging Stations and use commercially reasonable efforts to monitor their usage to ensure efficient use thereof, but Landlord shall have the right without liability to Tenant, in Landlord’s reasonable discretion, to change the type or location of Landlord Charging Stations from time to time. Tenant’s obligations under this Lease are not contingent or conditioned upon the ability of Tenant Parties to use the Landlord Charging Stations or upon the existence of Landlord Charging Stations. Subject to Tenant’s compliance with the terms and conditions of Article 8, Landlord hereby approves, in concept, of Tenant installing electric vehicle charging stations in Tenant’s reserved parking spaces.

ARTICLE 2

LEASE TERM AND TENANT’S PARTIAL TERMINATION OPTION

2.1          Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent, and Tenant’s obligations under Articles 7, 10.1, and 21 (or any other performance obligation that tenants typically perform only after the Lease Commencement Date), provided, however, that in the event Tenant commences business operations in any portion of the Premises, then Tenant shall commence to pay Rent with respect to such portion of the Premises including, but not limited to, Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence as to the Building I Premises on the Building I Lease Commencement Date set forth in Section 7.2 of the Summary and as to the Building III Premises on the Building III Commencement Date set forth in Section 7.3 of the Summary. For purposes of this Lease, the term “Lease Commencement Date” shall have the same meaning as the first to occur of the Building III Lease Commencement Date and the Building I Lease Commencement Date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.4 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date.

2.1.1          Delay in “Delivery Condition” Delivery. If Landlord does not deliver possession of the Building I Premises to Tenant on or before the Anticipated Building I Delivery Date in the condition required in Exhibit B attached hereto, Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected; provided that if Landlord does not deliver possession of (a) the Building I Premises to Tenant in the Delivery Condition on or before the sixtieth (60th) day following the Anticipated Building I Delivery Date (set forth in Section 7.2 of the Summary), subject to deferral for any Tenant Delays and any Force Majeure delays (as defined in Section 24.17 hereof but not to exceed ninety (90) days of Force Majeure delays for reasons other than regulations and restrictions related to COVID-19 or any variant thereof or other pandemic not in effect as of the date hereof (collectively, the “New Pandemic Exceptions”), then Tenant shall receive one (1) Free Rent Day (as hereinafter defined) for each day that elapses from and after the sixtieth (60th) day following the Anticipated Building I Delivery Date until and including the date on which Landlord delivers possession of the Building I Premises to Tenant in the Delivery Condition, and (b) the Building I Premises to Tenant in the Delivery Condition on or before the one hundred twentieth (120th) day following the Anticipated Building I Delivery Date (set forth in Section 7.2 of the Summary), subject to deferral for any Tenant Delays and any Force Majeure delays (but not to exceed ninety (90) days for reasons other than the New Pandemic Exceptions), then Tenant shall receive two (2)  Free Rent Days for each day that elapses from and after the one hundred twentieth (120th) day following the Anticipated Building I Delivery Date until and including the date on possession of the Building I Premises to Tenant in the Delivery Condition; (c) the Building III Premises to Tenant in the Delivery Condition on or before the sixtieth (60th) day following the Anticipated Building III Delivery Date (set forth in Section 7.3 of the Summary), subject to deferral for any Tenant Delays and any Force Majeure delays (but not to exceed ninety (90) days for reasons other than the New Pandemic Exceptions), then Tenant shall receive one (1) Free Rent Day (as hereinafter defined) for each day that elapses from and after the sixtieth (60th) day following the Anticipated Building III Delivery Date until and including the date on which Landlord delivers possession of the Building III Premises to Tenant in the Delivery Condition; and (d) the Building III Premises to Tenant in the Delivery Condition on or before the one hundred twentieth (120th) day following the Anticipated Building III Delivery Date (set forth in Section 7.3 of the Summary), subject to deferral for any Tenant Delays and any Force Majeure delays (but not to exceed ninety (90) days for reasons other than the New Pandemic Exceptions), then Tenant shall receive two (2) Free Rent Days for each day that elapses from and after the one hundred twentieth (120th) day following the Anticipated Building III Delivery Date until and including the date on possession of the Building III Premises to Tenant in the Delivery Condition. In addition, if Landlord has not delivered the Building I Premises to Tenant in the Delivery Condition on or before the two hundred seventieth (270th) day following the Anticipated Building I Delivery Date (as such time period shall be extended due to any Tenant Delays and Force Majeure delays (but not to exceed ninety (90) days for reasons other than the New Pandemic Exceptions)) or the Building III Premises to Tenant in the Delivery Condition on or before the two hundred seventieth (270th) day following the Anticipated Building III Delivery Date (as such time period shall be extended due to Tenant Delays and Force Majeure delays (but not to exceed ninety (90) days for reasons other than the New Pandemic Exceptions)), Tenant (i) shall have the right to terminate this Lease as to the entire Premises or (ii) in the event of a delay in the delivery of the second Building Lease Commencement Date, shall have the right to terminate this Lease as to only second Building, in either case by written notice to Landlord (sent, if at all, no later than ten (10) days after the applicable outside date), whereupon all deliveries previously provided by Tenant to Landlord applicable to the portion of the Premises so terminated shall be promptly returned to Tenant. A “Free Rent Day” means a day for which Tenant has no obligation to pay Base Rent nor Additional Rent as to the Building I Premises after the Building I Anticipated Lease Commencement Date or as to the Building III Premises after the Building III Anticipated Lease Commencement Date, and all Free Rent Days shall be applied as soon as possible following the applicable Lease Commencement Date (and the full amount of the Abated Rent shall be applied thereafter).

2.1.2          Delay in Second Building Delivery. If the Delivery Date as to the second Building has not occurred within three hundred sixty-five (365) days of the Delivery Date as to the first Building (as such time period shall be extended due to Tenant Delays and Force Majeure delays (but not to exceed one hundred twenty (120) days for reasons other than the New Pandemic Exceptions)), then Tenant shall receive one (1) Free Rent Day as to the first Building for each day that elapses from thereafter until the Delivery Date as to the second Building occurs.

2.1.3          Delay in Construction Milestones. Notwithstanding anything contained in this Lease to the contrary and in addition to Tenant’s other rights and remedies, if the topping out of steel in a Building has not occurred within two hundred seventy (270) days of the date set forth in Landlord’s Schedule (defined in Exhibit B) (as such time period shall be extended due to Tenant Delays and Force Majeure delays (but not to exceed one hundred twenty (120) days for reasons other than the New Pandemic Exceptions)), then in addition to Tenant’s other rights or remedies, Tenant may terminate this Lease by written notice to Landlord, whereupon any monies previously paid by Tenant to Landlord shall be reimbursed to Tenant.

2.1.4          Amenities Delivery Delays. Notwithstanding anything above to the contrary, (i) in the event the Fitness Center is not substantially completed by Landlord and operational on or before the date Tenant has substantially completed the Tenant Improvements in the Premises and commenced business operations in the Premises, then Tenant shall be entitled to a Base Rent credit equal to Fifty Thousand Dollars ($50,000.00) per month and (ii) in the event the café and restaurant are not substantially completed by Landlord and operational on or before the date Tenant has substantially completed the Tenant Improvements in the Premises and commenced business operations in the Premises, then Tenant shall be entitled to a Base Rent credit equal to Fifty Thousand Dollars ($50,000.00) per month; such Base Rent credits shall be prorated for partial months.

2.1.5          Other Terms. Following the applicable Lease Commencement Date, Landlord shall deliver to Tenant an amendment in the form as set forth in Exhibit C, attached hereto, setting forth, among other things, the applicable Lease Commencement Date and, with regard to an amendment memorializing the later to occur of the Building III Lease Commencement Date and the Building I Lease Commencement Date only, the Lease Expiration Date, which amendment Tenant shall execute and return to Landlord within ten (10) business days after Tenant’s receipt thereof. If Tenant fails to execute and return the amendment within such 10-business day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment (and such failure shall constitute a default by Tenant hereunder after the expiration of all applicable notice and cure periods).

2.2           Tenant’s Partial Termination Option. Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 2.2, Tenant shall have the one-time option (“Termination Option”) to terminate Tenant’s lease of Building III (or terminate any contiguous full floor increment leased by Tenant in Building III) effective as of the date set forth in Tenant’s Termination Notice (the “Termination Date”), but no later than July 31, 2022 (the “Outside Termination Date”).

2.2.1          Termination Exercise. In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions: (i) Tenant must give Landlord written notice (“Termination Notice”) of its exercise of the Termination Option, which Termination Notice must be delivered to Landlord at least ten (10) business days prior to the Termination Date (and which Termination Notice shall specify the portion(s) of Building III which is being terminated) (the “Terminated Space”) and (ii) at the time of the Termination Notice, Tenant shall not be in default under this Lease after expiration of applicable cure periods.

2.2.2          Base Rent Adjustment. If Tenant exercises the Termination Option, Base Rent in Section 8.2 of the Summary shall be adjusted to remove the square footage of the Terminated Space. In the event the Termination Space consists of the entire Premises located in Building III, then the initial Base Rent set forth in Section 8.1 of the Summary shall be increased by Fourteen Cents ($0.14) per rentable square foot per month. In the event the Termination Space consists of three (3) floors in Building III, the initial Base Rent set forth in Section 8 of the Summary shall be increased by Twelve Cents ($0.12) per rentable square foot per month. In the event the Termination Space consists of two (2) floors in Building III, then the initial Base Rent set forth in Section 8 of the Summary shall be increased by Ten Cents ($0.10) per rentable square foot per month. In the event the Termination Space consists of one (1) floor in Building III, then the initial Base Rent set forth in Section 8 of the Summary shall be increased by Eight Cents ($0.08) per rentable square foot per month. Any such increase in Base Rent shall, at Landlord’s option, be memorialized in an amendment to this Lease (which Tenant shall execute within ten (10) business days after receipt thereof).

2.2.3          Reduction of Allowances. In the event of any such termination pursuant to this Section 2.2, the Tenant Improvement Allowance, and, if applicable, the Additional Allowance shall be deemed reduced on a proportionate basis based on the reduction of rentable square feet in the Premises. Any such reduction in the Tenant Improvement Allowance, and, if applicable, the Additional Allowance shall, at Landlord’s option, be memorialized in an amendment to this Lease (which Tenant shall execute within ten (10) business days after receipt thereof). In the event Landlord has, prior to the Termination Date, disbursed any portion of the Tenant Improvement Allowance and/or the Additional Allowance pertaining to the Terminated Space then such disbursed amount shall be deducted from any remaining portion of the Tenant Improvement Allowance and Additional Allowance.

2.2.4          General. If Tenant properly and timely exercises its Termination Option in this Section 2.2  in strict accordance with the terms hereof, this Lease (as it pertains to the Terminated Space which is the subject of the Termination Option) shall expire at midnight on the Termination Date. Upon such termination of this Lease (as it pertains to the applicable portion of the Terminated Space which is the subject of any such Termination Option), the parties shall be relieved of all further obligations under this Lease (as it pertains to the Terminated Space which is the subject of the Termination Option) except for those obligations under this Lease which expressly survive the expiration or sooner termination of this Lease and all references in this Lease to “Premises” shall exclude the Terminated Space, and Tenant’s Share and the amount of the L-C Amount and Reduction L-C Amount shall be proportionately reduced.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord via ACH or at the address set forth in Section 3 of the Summary, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. On or before the earlier to occur of the Building I Delivery Date or the Building III Delivery Date, Tenant shall deliver to Landlord an amount equal to the Base Rent payable by Tenant for the Premises for the first (1st) full month of the Lease Term for the entire Premises (i.e., $2,213,765.40), which shall be applied to Base Rent first coming due under this Lease. If any rental payment date (including the applicable Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Notwithstanding anything to the contrary contained herein and so long as Tenant is not then in default under this Lease (beyond the expiration of all applicable notice and cure periods), Landlord hereby agrees to abate Tenant’s obligation to pay (i) with respect to the Building I Premises, one hundred percent (100%) of Tenant’s monthly Base Rent during the period which is the first (1st), second (2nd), third (3rd), fourth (4th), fifth (5th) and sixth (6th) full calendar months of the initial Lease Term after the Building I Lease Commencement Date (for the Building I Premises), and fifty percent (50%) of Tenant’s monthly Base Rent during the period which is the seventh (7th), eighth (8th), ninth (9th), tenth (10th), eleventh (11th) and twelfth (12th) full calendar months of the initial Lease Term after the Building I Lease Commencement Date (for the Building I Premises), and (ii) with respect to the Building III Premises, one hundred percent (100%) of Tenant’s monthly Base Rent during the period which is the first (1st), second (2nd), third (3rd), fourth (4th), fifth (5th) and sixth (6th) full calendar months after the Building III Lease Commencement Date (for the Building III Premises), and fifty percent (50%) of Tenant’s monthly Base Rent during the period which is the seventh (7th), eighth (8th), ninth (9th), tenth (10th), eleventh (11th) and twelfth (12th) full calendar months of the Lease Term after the Building III Lease Commencement Date (for the Building III Premises) (collectively the “Abated Rent”). During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Article 19 of this Lease, then as part of the recovery set forth in Article 19 of this Lease, Landlord shall be entitled to the recovery of the unamortized portion of the Abated Rent that was abated under the provisions of this Article 3.

ARTICLE 4

ADDITIONAL RENT

4.1           Additional Rent. In addition to paying the Base Rent specified in Article 3 above, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses allocated to the Building (pursuant to Section 4.3.4 below); plus (ii) Tenant’s Share of the annual Tax Expenses allocated to the Building (pursuant to Section 4.3.4 below); plus (iii) Tenant’s Share of the annual Utilities Costs allocated to the Building (pursuant to Section 4.3.4 below). Landlord currently estimates that such amounts will be $1.74 per rentable square foot per month at the applicable Lease Commencement Date, which estimate shall include a real estate tax calculation based on land value, cold shell, warm shell, parking valet and an additional $175.00 per rental square foot allowance for tenant improvements as provided in the breakdown attached hereto as Exhibit K; provided, however, that such estimate shall not be binding on Landlord in any way whatsoever (nor affect Tenant’s obligations under this Lease) in the event that the actual amounts are in excess of such estimate. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2           Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1          “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2          “Expense Year” shall mean each Calendar Year.

4.2.3         “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Project, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, lab systems, central plant, mechanical systems, sanitary and storm drainage systems, any elevator systems (if applicable) and all other “Systems and Equipment” (as defined in Section 4.2.4 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Project) of any transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees of any mortgage or the lessor of any ground lease affecting the Project; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Project; (v) any equipment rental agreements or management agreements (including the cost of any management fee (to be equal to three percent (3%) of Tenant’s then annual Base Rent; provided, however, that for any period in which Tenant elects to self-manage a Building pursuant to Article 7 of this Lease (and exercises its Management Option, as defined in Section 7.4 below), to be equal to one and one half percent (1.5%) of Tenant’s then annual Base Rent as to such Building) but excluding the rental of any office space provided thereunder); (vi) the cost of any parking valet system, the cost to operate any amenities in the Project and the wages, salaries and other compensation and benefits of all persons to the extent they are engaged in the operation, management, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project (including but not limited to, the REA described in Article 5 hereof); (viii) the cost of janitorial service, trash removal (provided, however, Operating Expenses shall not include the cost of janitorial services and trash removal services provided to the Premises or the premises of other tenants of the Building and/or the Project or the cost of replacing light bulbs, lamps, starters and ballasts for lighting fixtures in the Premises and the premises of other tenants in the Building and/or the Project to the extent such services are directly provided and paid for by Tenant pursuant to Section 6.6 below), alarm and security service, if any, window cleaning, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (ix)   amortization (without interest ) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; (x) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project or which are otherwise permitted hereunder, (II) made to the Project or any portion thereof after the applicable Lease Commencement Date that are required under any governmental law or regulation, or (III) which are Conservation Costs (as defined below) and/or which are reasonably determined by Landlord to be in the best interests of the Project, including, without limitation, improvements made to implement public health or safety recommendations (collectively, “Reimbursable Capital Improvements”; provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized (without interest) over the useful life of the item as Landlord shall reasonably determine; and (xi) the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building and/or Project, including, without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building Council or Energy Star rating and/or compliance system or program (collectively, “Conservation Costs”). If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If any of (x)  the Building, (y) the Other Building (but only during the period of time the same is included by Landlord within the Project) and (z) any additional buildings are added to the Project pursuant to Section 1.1.3 above (but only during the period of time after such additional buildings have been fully constructed and ready for occupancy and are included by Landlord within the Project) are less than ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building, the Other Building and such additional buildings (if any) been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Subject to the provisions of Section 4.3.4 below, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) between the Building and the Other Building and/or among different tenants of the Project and/or among different buildings of the Project as and when such different buildings are constructed and added to (and/or excluded from) the Project or otherwise (the “Cost Pools”). Such Cost Pools may also include an allocation of certain Operating Expenses (and/or Tax Expenses and Utilities Costs) within or under covenants, conditions and restrictions affecting the Project. In addition, subject to the provisions of Section 4.3.4 below, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future buildings in the Project for purposes of determining Operating Expenses, Tax Expenses and Utilities Costs and/or the provision of various services and amenities thereto, including allocation of Operating Expenses, Tax Expenses and Utilities Costs in any such Cost Pools.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Project; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Project; (F) Utilities Costs; (G) Tax Expenses; (H) costs occasioned by casualties or condemnation; (I) costs to correct violation of law applicable to the Premises or the Project on the applicable Lease Commencement Date: (J) costs incurred in connection with the presence of any Hazardous Materials, except to the extent caused by the release or emission of the Hazardous Material in question by Tenant or any of Tenant’s Parties; (K) expense reserves; (L) costs which could properly be capitalized under generally accepted accounting principles, except as specifically provided in 4.2.3(x), above, and only to the extent amortized over the useful life of the capital item in question; (M) costs for services not provided to Tenant under this Lease or are of a nature that are paid directly by Tenant; (N) profit by Landlord for managing or administering the Project except as set forth in Section 4.2.3(v) above; and (O) any costs related to construction of the Project, including the Fitness Center and any other buildings or completion of the work described in Sections 1.1.3 or 24.30 or Exhibit B.

4.2.4        “Systems and Equipment” shall mean any plant (including any central plant), machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, lab, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building and/or any other building in the Project in whole or in part.

4.2.5        “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if (i) the tenant improvements in the Building, the Other Building and any additional buildings added to the Project pursuant to Section 1.1.3 above (but only during the period of time that such Other Building and additional buildings are included by Landlord within the Project) were fully constructed, and (ii) the Project, the Building, the Other Building and such additional buildings (if any) and all tenant improvements therein were fully assessed for real estate tax purposes.

4.2.5.1    Tax Expenses shall include, without limitation:

(i)             Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;

(ii)            Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii)           Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv)           Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v)           Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.5.2      Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, transfer taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.4 below, and (iv) any assessments in excess of the amount which would be payable if such assessments were paid in installments over the longest permitted term but only to the extent the payment of such assessments is allowed to be paid in installments without any additional costs other than normal interest.

4.2.6       “Tenant’s Share” shall mean the percentage set forth in Section 9 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9 of the Summary), and stating such amount as a percentage. Subject to the terms of Section 9 of the Summary and Section 1.3 above, Tenant’s Share as set forth in Section 9 of the Summary shall be binding on the parties for the entire Term. If Tenant’s Share is adjusted pursuant to Section 1.3 above then, as to the Expense Year in which such adjustment occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect but only to the extent the payment of such assessments in installments was allowed under applicable laws.

4.2.7       “Utilities Costs” shall mean all actual charges for utilities for the Building and the Project (including utilities for the Other Building and additional buildings, if any, added to the Project during the period of time the same are included by Landlord within the Project) which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of HVAC and other utilities, including any lab utilities and central plant utilities (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company) as well as related fees, assessments, measurement meters and devices and surcharges. Utilities Costs shall be calculated assuming the Building (and, during the period of time when such buildings are included by Landlord within the Project, the Other Building and any additional buildings, if any, added to the Project) are at least ninety-five percent (95%) occupied. If, during all or any part of any Expense Year, Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project. Notwithstanding the foregoing, Utilities Costs shall not include: (A) any costs that would be considered a capital expenditure (with such costs treated, instead, as Operating Expenses, as allowed under Section 4.2.3 above), (B) any connection fees, tap-in fees, or other fees for service to the Project not in existence as of the applicable Lease Commencement Date or (C) costs for services or utilities not provided to Tenant under this Lease or of a nature that are paid directly by Tenant.

4.3          Calculation and Payment of Additional Rent.

4.3.1          Payment of Operating Expenses, Tax Expenses and Utilities Costs. For each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, as Additional Rent, the following, which payment shall be made in the manner set forth in Section 4.3.2 below: (i) Tenant’s Share of Operating Expenses allocated to the Building pursuant to Section 4.3.4 below; plus (ii) Tenant’s Share of Tax Expenses allocated to the Building pursuant to Section 4.3.4 below; plus (iii) Tenant’s Share of Utilities Costs allocated to the Building pursuant to Section 4.3.4 below.

4.3.2          Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first (1st) day of June following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year that are allocated to the Building pursuant to Section 4.3.4 below, and which shall indicate therein Tenant’s Share thereof. Within thirty (30) days after Tenant’s receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay to Landlord the full amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year, less the amounts, if any, paid during such Expense Year as the Estimated Expenses as defined in and pursuant to Section 4.3.3 below. If any Statement reflects that Tenant has overpaid Tenant’s Share of Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then Landlord shall, at Landlord’s option, either (i) remit such overpayment to Tenant within thirty (30) days after such applicable Statement is delivered to Tenant, or (ii) credit such overpayment toward the Rent next due and payable by Tenant under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4; provided, however, Tenant shall not be required to pay for any Operating Expenses, Tax Expenses or Utilities Costs until thirty (30) days after receipt of such Statement as provided in the second sentence of this Section 4.3.2 (and Estimated Expenses as provided in Section 4.3.3). Even though the Lease Term has expired and Tenant has vacated the Premises, if the Statement for the Expense Year in which this Lease terminates reflects that Tenant has overpaid and/or underpaid Tenant’s Share of the Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then within thirty (30) days after Landlord’s delivery of such Statement to Tenant, Landlord shall refund to Tenant any such overpayment, or Tenant shall pay to Landlord any such underpayment, as the case may be. Tenant’s failure to object any Statement within twelve (12) months after Tenant’s receipt thereof shall constitute Tenant’s irrevocable waiver to object to the same. Subject to the terms of Section 4.6. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the foregoing to the contrary, Tenant shall not be responsible for Tenant’s Share of any Operating Expenses, Utilities Costs or Tax Expenses attributable to any calendar year which was first billed to Tenant more than twenty-four (24) months after the date (the “Cutoff Date”) which is the earlier of (i) the expiration of the applicable calendar year or (i) the Lease Expiration Date, except that Tenant shall be responsible for Tenant’s Share of any Operating Expenses, Utilities Costs and Tax Expenses levied by any governmental authority or by any public utility company at any time following the applicable Cutoff Date which are attributable to any calendar year occurring prior to such Cutoff Date, so long as Landlord delivers to tenant a bill and supplemental statement for such amounts within ninety (90) days following Landlord’s receipt of the applicable bill therefor.

4.3.3          Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of the total amount of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for the then-current Expense Year shall be, and which shall indicate therein Tenant’s Share thereof (the “Estimated Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Expenses under this Article 4. Following Landlord’s delivery of the Estimate Statement for the then-current Expense Year, Tenant shall pay, within thirty (30) days thereafter, a fraction of the Estimated Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4          Allocation of Operating Expenses, Tax Expenses and Utilities Costs to Building. The parties acknowledge that the Building is part of a multi-building commercial project consisting of the Building, and the Other Building and such other buildings as Landlord (and/or any other owners of the Project) may elect to construct and include as part of the Project from time to time (the Other Building and any such other buildings are sometimes referred to herein, collectively, as the “Other Buildings”), and that certain of the costs and expenses incurred in connection with the Project (i.e. the Operating Expenses, Tax Expenses and Utilities Costs) shall be shared among the Building and/or such Other Buildings, while certain other costs and expenses which are solely attributable to the Building and such Other Buildings, as applicable, shall be allocated directly to the Building and the Other Buildings, respectively. Accordingly, as set forth in Sections 4.1 and 4.2 above, Operating Expenses, Tax Expenses and Utilities Costs are determined annually for the Project as a whole, and a portion of the Operating Expenses, Tax Expenses and Utilities Costs, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to the tenants of the Other Buildings), and such portion so allocated shall be the amount of Operating Expenses, Tax Expenses and Utilities Costs payable with respect to the Building upon which Tenant’s Share shall be calculated. Such portion of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building shall include all Operating Expenses, Tax Expenses and Utilities Costs which are attributable solely to the Building, and an equitable portion of the Operating Expenses, Tax Expenses and Utilities Costs attributable to the Project as a whole and shall not include Operating Expenses, Tax Expenses or Utilities Costs related solely to Other Buildings. In addition, all utilities shall be separately metered or sub-metered to the Premises and Tenant shall pay such metered amounts rather than a share of the utilities used by other tenants. As an example of such allocation with respect to Tax Expenses and Utilities Costs, it is anticipated that Landlord (and/or any other owners of the Project) may receive separate tax bills which separately assess the improvements component of Tax Expenses for each building in the Project and/or Landlord may receive separate utilities bills from the utilities companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for each such building), and such separately assessed Tax Expenses and separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building. In addition, in the event Landlord (and/or any other owners of the Project) elect to subdivide certain common area portions of the Project such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas and/or accessways into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Operating Expenses, Tax Expenses and Utilities Costs for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the Building and such Other Buildings on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time.

4.3.5          Cap on Controllable Operating Expenses. Notwithstanding anything to the contrary contained in this Article 4, the aggregate “Controllable Expenses” (as hereinafter defined) included in Operating Expenses in any Expense Year after the first Expense Year shall not increase by more than five percent (5%) on a non-cumulative basis, over the actual aggregate Controllable Expenses included in Operating Expenses for any preceding Expense Year, but with no such limit on the amount of Controllable Expenses which may be included in the Operating Expenses incurred during the first Expense Year. Operating Expenses shall, in Landlord’s Building- standard manner, be grossed up during any Expense Year that the Project is not fully leased and occupied. For purposes of this Section 4.3.5, “Controllable Expenses” shall mean all Operating Expenses except insurance carried by Landlord with respect to the Building and/or the operation thereof. The provisions of this Section 4.3.5 do not apply to the Tax Expenses nor Utilities Costs.

4.4           Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1          said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises;

4.4.2          said taxes are assessed upon or due to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project; or

4.4.3          said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5           Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days of the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the ” Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law. Notwithstanding the foregoing, before assessing a late charge or interest the first time in any one (1) year period, Landlord shall provide Tenant written notice and email of the delinquency, and shall waive such late charge if Tenant pays such delinquency within five (5) days thereafter.

4.6           Audit Rights. Tenant shall have the right, at Tenant’s cost, after reasonable notice to Landlord, to have Tenant’s authorized employees or agents inspect, at Landlord’s main corporate office during normal business hours, Landlord’s books, records and supporting documents concerning the Operating Expenses, Tax Expenses and Utilities Costs set forth in any Statement delivered by Landlord to Tenant for a particular Expense Year pursuant to Section 4.3.2 above or Estimate Statement provided pursuant to Section 4.3.3 above; provided, however, Tenant shall have no right to conduct such inspection or object to or otherwise dispute the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in any such Statement, unless Tenant notifies Landlord of such inspection objection and dispute, completes such inspection within twelve (12) months immediately following Landlord’s delivery of a Statement (the “Review Period”); provided, further, that notwithstanding any such timely inspection, objection, dispute, and/or audit, and as a condition precedent to Tenant exercise of its right of inspection, objection, dispute, and/or audit as set forth in this Section 4.6, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 4 in accordance with such Statement. However, such payment may be made under protest pending the outcome of any audit. In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without undue interference with Landlord’s operation and management of the Project. If after such inspection and/or request for documentation, Tenant disputes the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in the Statement, Tenant shall have the right, but not the obligation, within the Review Period, to cause an independent certified public accountant which is not paid on a contingency basis and which is mutually approved by Landlord and Tenant (the “Accountant”) to complete an audit of Landlord’s books and records to determine the proper amount of the Operating Expenses, Tax Expenses and Utilities Costs incurred and amounts payable by Tenant for the Expense Year which is the subject of such Statement. Such audit by the Accountant shall be final and binding upon Landlord and Tenant. If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be one of the “Big 4” accounting firms selected by Landlord, which is not paid on a contingency basis and is not, and has not been, otherwise employed or retained by Landlord. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge. If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such undercharge. Tenant agrees to pay the cost of such audit unless it is subsequently determined that Landlord’s original Statement which was the subject of such audit was in error to Tenant’s disadvantage by five percent (5%) or more of the total Operating Expenses, Tax Expenses and Utilities Costs which was the subject of the audit (in which case Landlord shall pay the cost of such audit). The payment by Tenant of any amounts pursuant to this Article 4 shall not preclude Tenant from questioning the correctness of any Statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto, conduct and complete its inspection and have the Accountant conduct and complete the audit as described above prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of the Statement in question and the amount of Operating Expenses, Tax Expenses and Utilities Costs shown thereon, subject to Tenant’s right to review Statements for the prior twelve (12) months. In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 4.6, Tenant agrees to keep, and to cause all of Tenant’s employees and consultants and the Accountant to keep, all of Landlord’s books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential, and in connection therewith, Tenant shall cause such employees, consultants and the Accountant to execute such reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.

ARTICLE 5

USE OF PREMISES; HAZARDOUS MATERIALS; ODORS AND EXHAUST

5.1           Use. Tenant shall use the Premises solely for general office, laboratory, research and development, manufacturing, and all other life science uses to the extent consistent with the current zoning for the Premises (including shipping, receiving, storage and vivarium use), all applicable laws and the first-class nature of the Project as a first-class biotechnology project, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without Landlord’s consent. Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the state in which the Project is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Tenant shall comply with the Rules and Regulations and all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project, including but not limited to, that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions for Sierra Point dated October 21, 1998, by Sierra Point, L.L.C., a Delaware limited liability company (“Sierra”), which was recorded on October 23, 1998 as Instrument No. 98-172218; as amended by First Amendment to Amended and Restated Declaration of Covenants, Conditions and Restrictions for Sierra Point dated July 11, 1999 and recorded on August 6, 1999 as Instrument 1999-134787, said amendment being re-recorded on October 20, as Instrument No. 1999-176057; as further amended by Second Amendment to Amended and Restated Declaration of Covenants, Conditions and Restrictions for Sierra Point dated July 13, 2001 and recorded on July 18, 2001 as Instrument 01-108664 (collectively, the existing “CC&Rs”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder.

5.2           Hazardous Materials.

5.2.1        Definitions: As used in this Lease, the following terms have the following meanings:

(a)               “Environmental Law” means any past, present or future federal, state or local statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials.

(b)               “Environmental Permits” mean collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law including, but not limited to, any Spill Control Countermeasure Plan and any Hazardous Materials Management Plan.

(c)               “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), freon and other chlorofluorocarbons, “biohazardous waste,” “medical waste,” “infectious agent”, “mixed waste” or other waste under California Health and Safety Code §§ 117600 et, seq.

(d)               “Release” shall mean with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, pumping, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials in violation of Environmental Law or this Lease.

5.2.2          Tenant’s Obligations – Environmental Permits. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises.

5.2.3          Tenant’s Obligations – Hazardous Materials. Except as expressly permitted herein (including with respect to Hazardous Materials on the Hazardous Materials List, as to which no consent is required), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, or any other portion of the Property by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent must be provided or withheld within seven (7) days of Tenant’s request and which Landlord may withhold in its reasonable discretion. Landlord acknowledges that it is not the intent of this Section 5.2 to prohibit Tenant from operating its business for the uses permitted hereunder and Landlord hereby consents to Tenant’s storage, use, generation or release in compliance with applicable Environmental Laws of those Hazardous Materials that are on the Landlord-approved Hazardous Materials List or reasonably required for Tenant’s business. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with applicable Environmental Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the applicable Lease Commencement Date a list identifying each type of Hazardous Material to be present at the applicable portion of the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the applicable portion of the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Building III Lease Commencement Date. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the applicable Lease Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of applicable Environmental Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Premises (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute (but good faith) discretion); and all closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Premises for the closure of any such storage tanks. For each type of Hazardous Material listed, the Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v)  the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released (to the extent clean-up of any release is required by Environmental Laws) upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties during the Term of this Lease.

5.2.4          Landlord’s Right to Conduct Environmental Assessment. At any time during the Lease Term, Landlord shall have the right to conduct an environmental assessment of the Premises (as well as any other areas in, on or about the Project that Landlord reasonably believes may have been affected adversely by Tenant’s use of the Premises (collectively, the “Affected Areas”) in order to confirm that the Premises and the Affected Areas do not contain any Hazardous Materials in violation of applicable Environmental Laws or under conditions constituting or likely to constitute a Release of Hazardous Materials. Such environmental assessment shall be a so-called “Phase I” assessment or such other level of investigation which shall be the standard of diligence in the purchase or lease of similar property at the time, together with any additional investigation and report which would customarily follow any discovery contained in such initial Phase I assessment (including, but not limited to, any so-called “Phase II” report). Such right to conduct such environmental assessment shall not be exercised more than once per calendar year unless Tenant is in default under this Section 5.2. Such environmental assessments or inspections shall be subject to Article 22 and be at Landlord’s sole cost and expense unless it is discovered that Tenant has violated the terms of this Lease pertaining to Hazardous Materials.

5.2.5          Tenant’s Obligations to perform Corrective Action. If the data from any environmental assessment authorized and undertaken by Landlord pursuant to Section 5.2.4 indicates there has been a Release, threatened Release or other conditions with respect to Hazardous Materials on, under or emanating from the Premises and the Affected Areas by Tenant or Tenant’s Parties that may require any investigation and/or active response action, including without limitation active or passive remediation and monitoring or any combination of these activities (“Corrective Action”), Tenant shall immediately undertake Corrective Action with respect to such contamination if, and to the extent, required by the governmental authority exercising jurisdiction over the matter. Any Corrective Action performed by Tenant will be performed with Landlord’s prior written approval and in accordance with applicable Environmental Laws, at Tenant’s sole cost and expense and by an environmental consulting firm (reasonably acceptable to Landlord). Tenant may perform the Corrective Action before or after the expiration or earlier termination of this Lease, to the extent permitted by governmental agencies with jurisdiction over the Premises, the Building and the Project (provided, however, that any Corrective Action performed after the expiration or earlier termination of this Lease shall be subject to the access fee provisions set forth below). If Tenant undertakes or continues Corrective Action after the expiration or earlier termination of this Lease, Landlord, upon being given forty-eight (48) hours’ advance notice, may, in Landlord’s sole discretion, elect (without limiting any of the Landlord’s other rights and remedies under this Lease, at law and/or in equity), to provide, at an “access fee” equal to one hundred fifty percent (150%) of the Monthly Rent in effect for the last month immediately preceding the expiration or earlier termination of this Lease (prorated for partial months based on days of actual access and only if the Premises cannot be used by a third party during such period), plus all other sums due under this Lease, access to the Premises, the Building and the Project as may be requested by Tenant and its consultant to accomplish the Corrective Action. Tenant or its consultant may install, inspect, maintain, replace and operate remediation equipment and conduct the Corrective Action as it considers necessary, subject to Landlord’s approval. Tenant and Landlord shall, in good faith, cooperate with each other with respect to any Corrective Action after the expiration or earlier termination of this Lease so as not to interfere unreasonably with the conduct of Landlord’s or any third party’s business on the Premises, the Building and the Project. Landlord may, in its sole discretion, provide access until Tenant delivers evidence reasonably satisfactory to Landlord that Tenant’s Corrective Action activities on the Premises and the Affected Areas satisfy applicable Environmental Laws. It shall be reasonable for Landlord to require Tenant to deliver a “no further action” letter or substantially similar document from the applicable governmental agency. Tenant shall pay the access fee for each day that Landlord is not able to use the Premises and the Affected Areas for such purposes as Landlord reasonably desires. Landlord’s “reasonableness” as used in the immediately preceding sentence shall be based on (i) the zoning of the Premises as of the date in question, and (ii) the logical uses of the Premises as of the date in question. If Landlord desires to situate a tenant in the Premises, the Building and the Project and is unable to do so due to the presence of Hazardous Materials in violation of Environmental Laws and caused by Tenant or Tenant Parties, and remediation of the Premises and the Affected Areas is ongoing, Landlord shall be deemed to be unable to use the Premises, the Building and the Project in the way Landlord reasonably desires and Tenant shall be obligated to continue paying the access fee until such time as Landlord is able to situate said tenant in the Premises, the Building and/or the Project. Tenant agrees to install, at Tenant’s sole cost and expense, screening around its remediation equipment so as to protect the aesthetic appeal of the Premises, the Building and the Project. Tenant also agrees to use reasonable efforts to locate its remediation and/or monitoring equipment, if any (subject to the requirements of Tenant’s consultant and governmental agencies with jurisdiction over the Premises, the Building and the Project) in a location which will allow Landlord, to the extent reasonably practicable, the ability to lease the Premises, the Building and the Project to a subsequent user. Notwithstanding anything above to the contrary, if any clean-up or monitoring procedure is required by any applicable governmental authorities in, on, under or about the Premises and the Affected Areas during the Lease Term as a consequence of any Hazardous Materials contamination caused by Tenant or Tenant’s Parties and the procedure for clean-up is not completed (to the satisfaction of Landlord and/or the governmental authorities) prior to the expiration or earlier termination of this Lease then, at Landlord’s election, (i) this Lease shall be deemed renewed for a term commencing on the expiration or earlier termination of this Lease and ending on the date the clean-up procedure is anticipated to be completed; or (ii) Tenant shall be deemed to have impermissibly held over (and Article 16 of this Lease shall apply with full force and effect) and Landlord shall be entitled to all damages directly or indirectly incurred, including, without limitation, damages occasioned by the inability to relet the Premises and/or any other portion of the Building or a reduction of the fair market or rental value of the Premises and/or the Building.

5.2.6          Tenant’s Duty to Notify Landlord Regarding Releases. Tenant agrees to promptly notify Landlord of any Release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant, at Tenant’s sole cost and expense, to immediately take all reasonable steps Landlord deems necessary or appropriate to remediate such Release and prevent any similar future release as required by Environmental Law to the satisfaction of Landlord and Landlord’s mortgagee(s). Tenant will, upon the request of Landlord at any time during which Landlord has reason to believe that Tenant is not in compliance with this Section 5.2 (and in any event no earlier than sixty (60) days and no later than thirty (30) days prior to the expiration of this Lease), cause to be performed an environmental audit of the Premises at Tenant’s expense by an established environmental consulting firm reasonably acceptable to Landlord. In the event the audit provides that Corrective Action is required then Tenant shall immediately perform the same at its sole cost and expense.

5.2.7          Tenant’s Environmental Indemnity. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, partners, subpartners, independent contractors, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the Release of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which are caused by Tenant or any of Tenant’s Parties during the Term of this Lease, including arising from or caused in whole or in part, directly or indirectly, by (i) Tenant’s or Tenant’s Parties’ actual, proposed or threatened use, treatment, storage, transportation, holding, existence, disposition, manufacturing, control, management, abatement, removal, handling, transfer, generation or Release (past, present or threatened) of Hazardous Materials to, in, on, under, about or from the Premises and the Affected Areas in violation of Environmental Laws or this Lease; (ii) any past, present or threatened non-compliance or violations of any Environmental Laws in connection with Tenant and/or Tenant’s particular use of the Premises and/or the Affected Areas; (iii) personal injury claims; (iv)  the payment of any environmental liens, or the disposition, recording, or filing or threatened disposition, recording or filing of any environmental lien encumbering or otherwise affecting the Premises and/or the Affected Areas; (v)  diminution in the value of the Premises and/or the Project; (vi) damages for the loss or restriction of use of the Premises and/or the Project, including prospective rent, lost profits and business opportunities; (vii) sums paid in settlement of claims; (viii) reasonable attorneys’ fees, consulting fees and expert fees; (ix) the cost of any investigation of site conditions; and (x) the cost of any repair, clean-up or remediation ordered by any governmental or quasi-governmental agency or body. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises, the Building and/or the Project, or the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of the indemnity provisions in this Section 5.2, any acts of Tenant and/or Tenant’s Parties or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. The provisions of this Section 5.2.7 will survive the expiration or earlier termination of this Lease.

5.2.8          Limitations on Tenant’s Obligations. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no liability in connection with any Hazardous Materials (i) in existence on the Premises, Building or Project prior to the applicable Lease Commencement Date or brought onto the Premises, Building or Project after the applicable Lease Commencement Date by any third party other than a Tenant Party or (ii) which may migrate into the Premises through air, water or soil, through no fault of Tenant or any of Tenant’s Parties.

5.2.9          Landlord’s Termination Option for Certain Environmental Problems. If Hazardous Materials are present at the Premises that are required by Environmental Law to be remediated and Tenant is not responsible therefor pursuant to Section 5.2, Landlord shall remediate such Hazardous Materials, in which event this Lease shall continue in full force and effect. Landlord shall provide Tenant with abatement of Rent provided in (and subject to) Section 6.8 below, to the extent such work materially interferes with Tenant’s conduct of its business in the Premises and Tenant does not occupy all or any material portion of the Premises on account of such work.

5.2.10        Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage.

5.2.11        Landlord’s Environmental Indemnity and Representations. Landlord indemnifies and shall defend, hold and save Tenant and the Tenant Parties from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which arise during or after the Lease Term as a result of the environmental condition at the Project not caused by Tenant; provided, however, that Landlord’s indemnity obligation shall not extend to the loss of business, loss of profits or other consequential damages which may be suffered by Tenant. The provisions of this Section 5.2.11 will survive the expiration or earlier termination of this Lease. Landlord represents, to its actual knowledge, except as set forth in reports provided by Landlord to Tenant prior to the date of this Lease, that no Hazardous Materials, including mold or asbestos, exist on, in, under or about the Premises or the Project, including the soil or groundwater thereunder. As Tenant’s sole remedy for Landlord’s breach of the foregoing representation, Landlord shall remediate such Hazardous Materials but only those Hazardous Materials in violation of Environmental Laws.

5.3          Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will the Premises be damaged by any exhaust from Tenant’s operations. Landlord and Tenant therefore agree as follows:

5.3.1          Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises in violation of Environmental Laws.

5.3.2          As part of the Base Building, Landlord shall install a ventilation system that, in Landlord’s reasonable judgment, is adequate, suitable, and appropriate to reasonably vent the Premises for a typical lab use in a manner that does not release odors detectable by a typical person and not unreasonably affecting any indoor or outdoor part of the Premises, and Tenant shall vent the Premises through such system. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s reasonable approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Premises (indoor and outdoor areas) in a commercially reasonable, odor-free manner, and Landlord may require Tenant to abate and remove all unreasonable odors in a manner that goes beyond the requirements of applicable laws.

5.3.3          Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from the Premises. Any work Tenant performs under this Section 5.3 shall constitute Alterations.

5.3.4          Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term.

5.3.5          If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust.

ARTICLE 6

SERVICES AND UTILITIES

6.1          Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1          Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) capacity to the office portions of the Premises for normal office use in the Premises from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord (collectively, the “Holidays”). Landlord shall provide HVAC to the lab portions of the Premises on a 24/7 basis.

6.1.2          Landlord shall provide adequate electrical wiring and facilities for power for the Premises. Landlord shall designate the electricity utility provider from time to time.

6.1.3          Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.1.4          Landlord shall provide water in the Common Areas and Premises for lavatory, drinking, laboratory and landscaping purposes. Such cost shall be paid by Tenant as Additional Rent.

6.1.5          Landlord shall provide gas and sewer services and utilities to the Premises and the Project and trash pick-up from the Project as are reasonable and customary for a biotechnology project.

6.2          Overstandard Tenant Use. Tenant shall not overload the Systems and Equipment serving the Building. If Tenant desires to use HVAC for the office portions of the Premises during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, (i) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use, (ii) Landlord shall supply such HVAC to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish, and (iii) Tenant shall pay such cost to Landlord within thirty (30) days after billing, as additional rent. The hourly after-hours HVAC cost shall be equal to (A) the actual cost incurred by Landlord to supply such after-hours HVAC on an hourly basis (but based on a one (1) hour minimum provision of such after-hours HVAC), and (B) the pro rata maintenance costs related to such after-hours HVAC.

6.3          Utilities. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. All utilities shall be separately metered or submetered to Tenant for Premises comprising an entire building and separately submetered for Premises comprising less than an entire building).

6.4          Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise (subject to Section 6.8), for failure to furnish or delay in furnishing any service (including, but not limited to, any central plant or other lab system, telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by required repairs, replacements, or improvements (in each case scheduled at reasonable times with Tenant, except in cases of emergency), by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty beyond Landlord’s reasonable control, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or, subject to Section 6.8 below, relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, subject to Section 6.8 below, Landlord shall not be liable under any circumstances for a loss of, or injury to, property (including scientific research and any intellectual property) or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.5           Additional Services. Landlord shall also have the right, but not the obligation, at Tenant’s request, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing and additional repairs and maintenance, provided that Tenant shall pay to Landlord within thirty (30) days after billing and as Additional Rent hereunder, the sum of all costs to Landlord of such additional services plus a five percent (5%) administration fee.

6.6           Janitorial Service. Landlord shall not be obligated to provide any janitorial services to the Premises or replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services, trash removal and other cleaning of the Premises, and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises, all as appropriate to maintain the Premises in a first-class manner consistent with the first-class nature of the Building and Project. Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts approved by Landlord. Tenant shall deposit trash as reasonably required in the area designated by Landlord from time to time. All trash containers must be covered and stored in a manner to prevent the emanation of odors into the Premises or the Project. Landlord shall have the right to inspect the Premises upon reasonable notice to Tenant and to require Tenant to provide additional cleaning, if necessary. In the event Tenant shall fail to provide any of the services described in this Section 6.6 to be performed by Tenant within five (5) days after notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord.

6.7          Energy Statements. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises may be shared with third parties, including Landlord’s consultants and governmental authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers and agree to pay Landlord a fee of One Hundred Dollars ($100.00) per month to collect such utility usage information.

6.8          Abatement of Rent When Tenant is Prevented From Using Premises. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days (the “Eligibility Period”) as a result of (i) any repair, maintenance or alteration performed by Landlord after the applicable Lease Commencement Date and required to be performed by Landlord under this Lease or permitted pursuant to Section 5.2.9 above or Section 24.30 below, or (ii) any failure by Landlord to provide to the Premises any of the facilities for essential utilities and services required to be provided in Section 6.1 above, or (iii) any failure by Landlord to provide access to the Premises, then Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises; provided, however, that Tenant shall only be entitled to such abatement of rent if the matter described in clauses (i), (ii) or (iii) of this sentence is within Landlord’s reasonable control or caused by Landlord’s negligence or willful misconduct or violation of this Lease. To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Article 11 or a taking pursuant to Article 12, then the Eligibility Period shall not be applicable.

6.9          Landlord’s Emergency Generator. Tenant shall have the right to draw Tenant’s Share of power from the emergency generator serving each Building (“Generator”) at all times when the emergency generator is in emergency operation; provided, however, that (a) Tenant may only draw Tenant’s Share of available power for Tenant’s critical power requirements (e.g., certain portions of Tenant’s labs in the Premises, Tenant’s IT room and supplemental cooling for Tenant’s IT room), and (b) in the event the Generator is replaced, Landlord shall use commercially reasonable efforts to cause any replacement emergency generator to provide at least the same electrical capacity to the Premises (as the Generator provides to the Premises) at all times when the power is out, subject to Force Majeure. Until such Generator is replaced, Landlord will use commercially reasonable efforts to cause the same to be operational at all times when power is out, subject to Force Majeure.

6.10        Tenant’s Emergency Generator. Tenant shall have the right, at Tenant’s sole cost and expense, to install and operate one (1) or more supplemental back-up generators or battery system(s) (each, a “Generator”) along with all associated equipment and any necessary cables (together with the Generator, the “Generator Equipment”) within or adjacent to or on the roof of the Premises. All of the Generator Equipment and any modifications thereto or placement thereof shall be (a) at Tenant’s sole cost and expense, (b) installed and operated to Landlord’s reasonable specifications, supervision or review and (c) installed, maintained, operated and removed in accordance with all applicable laws. The Generator Equipment shall remain the property of Tenant and, if so required by Landlord, Tenant shall remove the Generator Equipment upon the expiration or earlier termination of the Lease and repair any damage to the Project caused by such removal.

6.11        Tenant’s Security System. Tenant shall be entitled to install, at Tenant’s sole cost and expense, a separate security system for the Premises as part of the Tenant Improvements; provided, however, that any such system shall be subject to Landlord’s reasonable approval, and any such system must be compatible with the existing systems of the Project. Tenant’s obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Article 10 below shall also apply to Tenant’s use and operation of any such system, and the installation of such system shall otherwise be subject to the terms and conditions of this Lease. At Landlord’s option, upon the expiration or earlier termination of this Lease, Tenant shall remove such security system and repair any damage to the Premises resulting from such removal. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of the alarm system in the event of a malfunction, and Tenant shall provide Landlord with the alarm codes or other necessary information required to disarm the alarm system in the event Landlord must enter the Premises in the event of an emergency.

ARTICLE 7

REPAIRS

7.1          Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances, together with all portions of the HVAC, electrical, mechanical plumbing, life safety and lab systems from the point that such systems are located in and solely serves the Premises and all portions of all fume hoods and other exhaust systems that are located in and exclusively serve the Premises (all such systems collectively being referred to as the “Premises Systems”), in the condition received; provided, however, the Premises Systems shall not include the Base Building. Tenant’s obligations shall include restorations, replacements or renewals, excluding capital expenditures for restorations, replacements or renewals which will have an expected life beyond the Term (which are Landlord’s responsibility), when necessary to keep the Premises and all improvements thereon or a part thereof and the Premises Systems in the order, condition and repair received and in compliance with all applicable laws. Except as expressly set forth in this Lease, it is intended by the parties hereto that Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the Premises, the improvements located therein or the equipment therein, or the Premises Systems, all of which obligations are intended to be the expense of Tenant (whether or not such repairs, maintenance or restoration shall have an expected life extending beyond the Term). Tenant’s maintenance of the Premises Systems shall comply with the manufacturers’ recommended operating and maintenance procedures. Tenant shall enter into and pay for maintenance contracts (in forms satisfactory to Landlord in its reasonable discretion, which may require, without limitation, that any third party contractor provide Landlord with evidence of insurance as required by Landlord) for the Premises Systems in accordance with the manufacturers’ recommended operating and maintenance procedures. Such maintenance contracts shall be with reputable contractors, satisfactory to Landlord in its reasonable discretion, who shall have not less than ten (10) years of experience in maintaining such systems in biotechnical facilities. Upon Landlord’s request, Tenant shall provide maintenance reports from any such contractors. Tenant shall be solely responsible for the cost of all improvements or alterations to the Premises or the Premises Systems required by law to the extent required under Article 21. Notwithstanding the foregoing, if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. In addition, Landlord reserves the right, upon notice to Tenant, to procure and maintain any or all of such service contracts, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the costs thereof.

7.2          Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 below, Landlord shall repair and maintain the structural portions of the Building, including the plumbing, HVAC and electrical systems serving the Building and not located in and exclusively serving the Premises, and the Base Building; provided, however, to the extent such maintenance and repairs are caused by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as Additional Rent, the reasonable cost of such maintenance and repairs. Moreover, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements (a) necessitated by the acts of Landlord, (b) for which Landlord has a right of reimbursement from others, and (c) to any portion of the Building outside of the demising walls of the Premises, and the common areas of the Project. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.

7.3           Tenant’s Right to Make Repairs. Notwithstanding any of the terms set forth in this Lease to the contrary, if Tenant provides notice (“Repair Notice”) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance required to be performed by Landlord, which event or circumstance materially or adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional three (3) business days’ notice to Landlord specifying that Tenant is taking such required action and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such three (3) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. Notwithstanding the foregoing, in an Emergency (as defined below), the initial thirty (30) day notice and the subsequent three (3) business day notice shall not be required, and Tenant may commence the required action upon reasonable (but not more than twenty-four (24) hours’) prior written notice to Landlord. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Following completion of any work taken by Tenant pursuant to the terms of this Section 7.3, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto (“Invoice Notice”). After receipt of Tenant’s Invoice Notice, Landlord shall provide written notice to Tenant (“Landlord’s Response Notice”), setting forth with reasonable particularity Landlord’s reasons for its claim (if any) that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive). If Tenant disputes Landlord’s Response Notice and Landlord and Tenant are unable to resolve such dispute then Tenant shall have the right to pursue all of its remedies under this Lease. For purposes of this Section 7.3, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building.

7.4           Tenant’s Management Option. Notwithstanding anything above to the contrary, in the event Tenant is leasing an entire building in the Project (and if and for so long as Tenant is leasing an entire building) then Tenant shall have the option (“Management Option”) to perform Landlord’s repair and maintenance obligations with respect to such building as provided in Exhibit J attached hereto. In order to exercise such Management Option, Tenant shall provide Landlord with no less than one hundred eighty (180) days prior written notice, which notice shall indicate the date (which shall be no sooner than such one hundred eighty (180) day period) Tenant will commence to perform such repair and maintenance obligations (the “Takeover Date”). In the event Tenant exercises such Management Option then, commencing as of the Takeover Date, this Article 7 shall be deemed deleted and replaced with the terms and provisions of Exhibit J, and Schedules 1 and 2 of Exhibit J will be deemed incorporated into this Lease.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1          Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld or delayed by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may materially or adversely affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises (“Prohibited Alterations”). Notwithstanding the foregoing to the contrary, prior consent shall not be required with respect to painting, wall coverings and floor coverings in the interior of the Premises. In addition, Landlord’s prior consent shall not be required for Alterations which (i) are non-structural and do not materially and adversely affect any Building Systems, (ii) affect only the Premises and are not visible from outside of the Premises or the Building, (iii) other than cosmetic alterations and minor electrical, cabling and lighting work (such as adding an outlet or light switch) (the “Minor Alterations”), do not require a building permit, variance, waiver or other relief from any applicable law, (iv) comply in all respects with all applicable laws, (v) are not Prohibited Alterations, and (vi) cost less than One Hundred Fifty Thousand Dollars ($150,000.00) for any one (1) job, so long as Tenant provides Landlord with prior written notice of such proposed Alterations (other than Minor Alterations which cost less than $50,000.00 for any one (1) job) and so long as the other conditions of this Article 8 are satisfied including, without limitation, conforming to Landlord’s rules, regulations and insurance requirements which govern contractors. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of the lesser of Landlord’s actual, reasonable third-party costs and two percent (2%) of the cost of the Alterations for which Landlord’s consent is required. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2              Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work materially and adversely affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in compliance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Building is located, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Tenant shall cause all Alterations to be performed in such manner as not to obstruct access by any person to the Building or Project or the common areas, and as not to obstruct the business of Landlord or other tenants of the Project, or interfere with the labor force working at the Project. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord (not to exceed the first replacement value thereof) covering the construction of such Alterations, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations (the estimated cost of which exceeds Three Million Dollars ($3,000,000)) and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Building a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3              Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises (including, but not limited to, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits), shall be at the sole cost of Tenant and shall be and become the property of Landlord excluding Tenant’s fixtures and equipment, including portable benches, autoclaves, glasswashes, freezers, refrigerators, portable fume hoods, and biosafety cabinets. Furthermore, Landlord may require that Tenant remove any specialized/non-Building standard Alterations, improvements, fixtures and/or equipment (other than the Tenant Improvements) upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal; provided that Landlord notifies in writing that such removal will be required at the time Landlord provides its consent to such Alterations, improvements, fixtures and/or equipment (or at the time Tenant notifies Landlord with respect to Alterations not requiring Landlord’s consent). If Tenant fails to complete such removal and/or to repair by the end of the Lease Term, Landlord may do so and may charge the cost thereof to Tenant. Notwithstanding any other provision of this Article 8 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

8.4              Wi-Fi Network. Without limiting the generality of the foregoing, if Tenant desires to install wireless intranet, Internet and communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.4 (in addition to the other provisions of this Article 8). In the event Landlord consents to Tenant’s installation of such Wi-Fi Network, Tenant shall, in accordance with Article 15 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Project or with any other tenant’s communication equipment, and not to damage the Building or Project or interfere with the normal operation of the Building or Project, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section 8.4, except to the extent same is caused by the negligence or willful misconduct of Landlord or Landlord’s breach of this Lease. Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference. If such interference continues after such three (3) day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and Project and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to the Building or Project, including without limitation, Building or Project systems or infrastructure, which are required by reason of the installation, operation or removal of Tenant’s Wi-Fi Network. Should Landlord be required to retain professionals to research any interference issues that may arise and confirm Tenant’s compliance with the terms of this Section 8.4, Tenant shall reimburse Landlord for the costs incurred by Landlord in connection with Landlord’s retention of such professionals, the research of such interference issues and confirmation of Tenant’s compliance with the terms of this Section 8.4 within twenty (20) days after the date Landlord submits to Tenant an invoice for such costs. This reimbursement obligation is in addition to, and not in lieu of, any rights or remedies Landlord may have in the event of a breach or default by Tenant under this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant shall not cause or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant shall cause it to be immediately released and removed of record. If any such lien is not released and removed within ten (10) business days after notice of such lien is delivered by Landlord to Tenant, then Landlord may, at its option, take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant. In the event that Tenant leases or finances the acquisition of equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after Landlord’s request, cause Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1         Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord and the Landlord Parties shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant other than that arising from the negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees or a violation of Landlord’s obligations under this Lease or due to defects in the design or condition of the Building that were not caused by Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, the Building and Project; provided, however, that the terms of the foregoing indemnity shall not apply to the negligence, violation of this Lease or willful misconduct of Landlord or defects in the design or condition of the Building that were not caused by Tenant. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research or intellectual property, including loss of records kept by Tenant within the Premises, caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, malfunctioning lab systems including any malfunction of the central plant systems, roof leaks or stoppages of lines). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described above.

10.2         Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to Tenant’s particular use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body to the extent Tenant would be required to comply with the same if they were legal requirements under Article 21.

10.3         Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts (which liability insurance limits may be met by umbrella coverage):

10.3.1       Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease, (and liquor liability coverage if alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate 0% Insured’s participation

10.3.2      Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) all other improvements, alterations and additions to the Premises contracted for by Tenant, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises, other than the Tenant Improvements. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3       Workers’ compensation insurance as required by law.

10.3.4      Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.5       If Tenant rents or owns automobiles at the Project, Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3.6       On and after the date Tenant commences business operations in the Premises only, Environmental Liability insurance (in form and substance satisfactory to Landlord) with limits of coverage not less than Four Million Dollars ($4,000,000.00) combined per occurrence and in the aggregate insuring against any and all liability with respect to the Premises and all areas appurtenant thereto arising out of any death or injury to any person, damage or destruction of any property, other loss, cost or expense resulting from any release, spill, leak or other contamination of the Premises, or any other property surrounding the Premises attributable to the presence of Hazardous Materials. Upon Landlord’s request, Tenant shall also obtain (at Tenant’s sole cost and expense) environmental impairment liability insurance and environmental remediation liability insurance (in form and substance (including limits) acceptable to Landlord). If, at any time it reasonably appears to Landlord that Tenant is not maintaining sufficient insurance or other means of financial capacity to enable Tenant to fulfill its obligations to Landlord hereunder, whether or not then accrued, liquidated, conditional or contingent, Tenant shall procure and thereafter maintain in full force and effect such insurance or other form of financial assurance, with or from companies or persons and in form and substance reasonably acceptable to Landlord, as Landlord may from time to time reasonably request. Without limiting the generality of the foregoing, all such environmental liability insurance shall specifically insure the performance by Tenant of the indemnity provisions set forth in this Lease.

10.3.7      Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) intentionally deleted; (iii) be issued by an insurance company having a rating of not less than A—/VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) to the extent consistent with industry custom and practice, provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1, 10.3.2 and 10.3.4 above, have deductible amounts not exceeding One Hundred Thousand Dollars ($100,000.00). Tenant shall deliver such policies or certificates thereof to Landlord on or before the earlier of the Building I Delivery Date or the Building III Delivery Date and at least thirty (30) days before the expiration dates thereof; provided, however, that the insurance required in Section 10.3.6 shall be provided by Tenant on or before the date Tenant commences business operations in the Premises. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor. Tenant shall have the right to carry the insurance required hereunder in the form of blanket and/or umbrella policies.

10.4           Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, or other similar insurance, without regard to the negligence or willful misconduct of the entity so released. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this paragraph.

10.5           Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord so long as such amounts or types are then generally being required by landlords of comparable buildings in the general vicinity of the Building.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1          Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building or Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall notify Tenant of the estimated date of completion of the repair (“Estimated Repair Completion Date”). Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Premises, including the Tenant Improvements and such common areas. Such restoration shall be to substantially the same condition of the Premises, including the Tenant Improvements and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project and/or the Building, or the lessor of a ground or underlying lease with respect to the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease attributable to Alterations made by Tenant (other than the Tenant Improvements), and Landlord shall repair any damage to such Alterations installed in the Premises and shall return such Alterations to their original condition; provided that if the costs of such repair of such Alterations by Landlord exceeds the amount of insurance proceeds received by Landlord therefor from Tenant’s insurance carrier, as assigned by Tenant, the excess costs of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements of any such Alterations, Tenant shall, prior to Landlord’s commencement of such improvement work, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs during the time and to the extent the Premises are unusable by Tenant for its business purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2           Landlord’s Option to Repair. Notwithstanding Section 11.1 above to the contrary, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord becomes aware of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, and the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be substantially completed within three hundred sixty (360) days after the date of such damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project and/or the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that at least Eight Million Dollars ($8,000,000.00) of the insurance proceeds be used to retire the mortgage debt and Tenant does not commit to pay for any uninsured amounts in excess thereof, or shall terminate the ground or underlying lease, as the case may be and Landlord elects to terminate the leases of all other tenants of the Building similarly affected by the damage and destruction; or (iii) at least Eight Million Dollars ($8,000,000.00) of the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies and Landlord elects to terminate the leases of all other tenants of the Building similarly affected by the damage and destruction and Tenant does not commit to pay for (and does pay for) any amounts as to which there are no insurance available in excess thereof; provided, however, Landlord may not exercise any of the foregoing rights to terminate this Lease if Landlord intends to restore the damage within twelve (12) months of the date of the damage. In addition, if the Premises and the Building is destroyed or damaged to any substantial extent during the last year of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be discharged of all further obligations under this Lease, except for those obligations which expressly survive the expiration or earlier termination of the Lease Term. If the foregoing apply to only one Building, Landlord may terminate this Lease as to only the subject Building; provided, however, if Landlord terminates this Lease as to only one Building, Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after such termination.

11.3           Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

11.4           Tenant’s Termination Rights Following Damage. Tenant, at any time after the damage until such rebuilding is completed, may terminate this Lease entirely or as to only the Building as to which the following applies by delivering written notice to Landlord of such termination, in which event this Lease shall terminate as of the date of the giving of such notice, in any of the following circumstances: (i) Landlord fails to restore the Premises (including reasonable means of access thereto) within a period which is sixty (60) days longer than the Estimated Repair Completion Date stated in Landlord’s notice to Tenant as the estimated rebuilding period (which sixty (60) day period shall be deemed extended due to Force Majeure delays (but not to exceed ninety (90) days for reasons other than the New Pandemic Exceptions) and/or Tenant Delays); (ii) the Estimated Completion Repair Date is more than three hundred sixty (360) days following the damage; or (iii) material damage to a material portion of the Premises occurs within the last year of the Term to the extent that in Tenant’s judgment it cannot effectively operate its business in the Building I Premises or the Building III Premises (as the case may be).

ARTICLE 12

CONDEMNATION

12.1          Permanent Taking. If the whole or any substantial part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any substantial part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, deed or other instrument. If more than ten percent (10%) of the rentable square feet of the Premises is taken, or if any of the Premises is taken that would materially interfere with Tenant’s use of the Premises, or if access to the Premises is substantially impaired due to a taking, Tenant shall have the option to terminate this Lease entirely or as to only the Building as to which the foregoing applies upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, for the unamortized value of any improvements to the Premises paid for by Tenant and for relocation expenses, so long as such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

12.2          Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1           Transfers. Tenant shall not, without the prior written consent of Landlord (not to be unreasonably withheld), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, (v) a list of Hazardous Materials, certified by the proposed Transferee to be true and correct, that the proposed Transferee intends to use or store in the Premises, and (vi) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease after the expiration of applicable notice and cure periods. Whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, Tenant shall pay to Landlord up to Two Thousand Five Hundred Dollars ($2,500.00) to reimburse Landlord for its review and processing fees, and any legal fees incurred by Landlord in connection with Tenant’s proposed Transfer.

14.2           Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer on the terms specified in the Transfer Notice. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1      The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.2      The Transferee is either a governmental agency or instrumentality thereof;

14.2.3      The Transfer will result in more than a safe number of occupants per floor within the Subject Space;

14.2.4       The Transferee is an assignee or subtenant of more than one (1) floor of a Building and is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease or the applicable sublease on the date consent is requested;

14.2.5      The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease;

14.2.6       The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow an assignee to occupy space to be leased by Tenant pursuant to any such right); or

14.2.7      Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) leases from Landlord space in the Project at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the one (1)-month period immediately preceding the Transfer Notice, in each case if Landlord then has suitable space available to such proposed Transferee.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 below), Tenant may within six (6) months after Landlord’s consent, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 above, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3           Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), (ii) any market standard brokerage commissions and attorneys’ fees in connection with the Transfer, and (iii) free rent or sublease allowances (collectively, the “Subleasing Costs”). Transfer Premium shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The Transfer Premium shall be calculated as if there was no Abated Rent.

14.4          Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, if Tenant requests Landlord’s consent to Transfer that is an assignment of this Lease or a Transfer that is a sublease of more than fifty percent (50%) of the Premises and for more than seventy-five percent (75%) of the then current Lease Term, then Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. If this Lease is terminated with respect to less than the entire Premises, the Rent and the L-C Amount and the Reduction L-C Amount reserved herein shall be prorated on the basis of the rentable square feet retained by Tenant in proportion to the rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 above.

14.5          Effect of Transfer. If Landlord consents to a Transfer: (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord; and (iv)   no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6           Additional Transfers. Subject to Section 14.7 below, for purposes of this Lease, the term “Transfer” shall also include: (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners or members, or transfer of more than fifty percent (50%) of the partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; and (ii) if Tenant is a closely held corporation (i.e., whose stock or whose parent’s stock is not publicly held and not traded through an exchange or over the counter), (A)  the dissolution, merger, consolidation or other reorganization of Tenant, or (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death or to current shareholders), within a twelve (12)-month period. Notwithstanding the foregoing, the sale, issuance or transfer of Tenant’s capital stock or membership interests pursuant to an equity financing or public offering shall not be deemed an assignment, subletting or any other Transfer of this Lease or the Premises.

14.7          Affiliated Companies/Restructuring of Business Organization. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets or stock of Tenant in one or a series of transactions, (iv) any entity into which Tenant is merged or consolidated, or (v) in connection with any deemed Transfer due to a transfer of shares or membership interests under Section 14.6 above where Tenant remains the tenant under this Lease (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Article 14, provided that:

14.7.1      Any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 14;

14.7.2      Tenant gives Landlord prior written notice of any such assignment or sublease to an Affiliate;

14.7.3       Any such Affiliate (or Tenant, if Tenant is to remain the tenant under this Lease) has, following the effective date of any such assignment or sublease, a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles, which is equal to or greater than Tenant as of the date of such transfer or otherwise sufficient (in Landlord’s reasonable good faith opinion) to meet the obligations of Tenant under this Lease or the applicable Transfer document;

14.7.4      Any such assignment or sublease, exclusive of such Transfer as may occur pursuant to Section 14.6, shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

14.7.5      Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

An Affiliate that is an assignee of Original Tenant’s entire interest in this Lease may be referred to as an “Affiliate Assignee.”

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF PERSONAL PROPERTY

15.1           Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2           Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualties, alterations or other interior improvements which Tenant is permitted to surrender at the termination of this Lease and repairs which are not the responsibility of Tenant hereunder excepted. Tenant’s restoration obligations may also include satisfying Landlord’s commercially reasonable procedures regarding the cleaning of any lab systems and sealing any connection points of any such lab systems to the Premises, all at Tenant’s sole cost and expense. At least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and caused by Tenant or any Tenant’s Parties and compliance with any recommendations set forth in the Exit Survey. Tenant shall, upon the expiration or earlier termination of this Lease, furnish to Landlord evidence that Tenant has closed all governmental permits and licenses, if any, issued in connection with Tenant’s or Tenant’s Parties’ activities at the Premises. If any such governmental permits or licenses have been issued and Tenant fails to provide evidence of such closure on or before the expiration or earlier termination of this Lease, then until Tenant does so, the holdover provisions of Article 16 of this Lease shall apply if a third party is unable to use the Premises as a result thereof. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. In no event shall Tenant be required to remove (and Tenant shall not remove) any of the Tenant Improvements installed pursuant to Exhibit B. Tenant’s obligations under this Section 15.2 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate (prorated for partial months) equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in the form as may be reasonably required by any prospective mortgagee or purchaser of the Project (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or Landlord’s prospective mortgagees. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease after the expiration of applicable notice and cure periods. In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys’ fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate. Upon request from time to time, which request may only be made if Landlord is selling, financing or refinancing the Building (including in connection with any Landlord entity level financing/restructuring) and if Tenant is not then publicly traded, Tenant agrees to provide to Landlord, within ten (10) days after Landlord’s delivery of written request therefor, current financial statements for Tenant, dated no earlier than one (1) year prior to such written request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. If any guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days after Landlord’s delivery of written request therefor, current financial statements of the guarantor in a form consistent with the foregoing criteria. Landlord shall hold all such statements confidentially.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease, require in writing that this Lease be superior thereto; provided, however, that a condition precedent to the subordination of this Lease to any future ground or underlying lease or to the lien of any future mortgage or deed of trust is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement from the landlord or lender of such future instrument. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, or ground leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Within sixty (60) days after the execution of this Lease (or as soon thereafter as reasonably possible), Landlord shall obtain a non-disturbance agreement from the holder of any preexisting mortgage encumbering the Building in the form attached hereto as Exhibit E, which Tenant agrees to promptly execute.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1         Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1       Any failure by Tenant to pay any Rent, Additional Rent or any other charge required to be paid under this Lease, or any part thereof, when due; and the continuation of such failure for more than five (5) days following Tenant’s receipt of written notice of delinquency; provided, however, that any such notice shall be in addition to any notice required under California Code of Civil Procedure Section 1161 and any similar or successor law; or

19.1.2       Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant (other than the payment of Rent or Additional Rent) where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in addition to any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3      Abandonment of the Premises by Tenant.

19.1.4      Tenant makes an assignment for the benefit of creditors.

19.1.5      A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets.

19.1.6      Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, (the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code.

19.1.7      Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days.

19.1.8      Tenant fails to deliver an estoppel certificate in accordance with Article 17 within three (3) days after written notice of such failure.

19.1.9      Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

19.2         Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1     Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(i)                the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)              the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)             the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)             any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus

(v)              at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 above. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2      Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3      Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3         Payment by Tenant. Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4         Sublessees of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5         Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6         Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7         Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other applicable laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

(i)               Those acts specified in the Bankruptcy Code or other applicable laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such applicable laws;

(ii)              A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

(iii)             A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

(iv)             The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

ARTICLE 20

LETTER OF CREDIT

20.1           Delivery of Letter of Credit. Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 10 of the Summary (the “L-C Amount”), which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a California office which will negotiate a letter of credit, or will accept draw requests by facsimile or overnight courier, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit F attached hereto. Landlord hereby approves of Silicon Valley Bank as the Bank. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the ” L-C Expiration Date”) that is no less than sixty (60) days after the expiration of the Lease Term as the same may be extended, and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii)   be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease and is not paid within applicable notice and cure periods, or (B)  Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code and is not dismissed within sixty (60) days, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date and Tenant fails to provide a replacement letter of credit that complies with the requirements in this section at least thirty (30) days before the expiration date of the L-C, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law that is not dismissed within sixty (60) days, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 20 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 20.1 above), in the amount of the applicable L-C Amount, within ten (10) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) business days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 20. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 20.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) business day period). In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion. In the event that Landlord draws upon the L-C (i) solely due to Tenant’s failure to renew or replace the L-C on a timely basis, such failure shall not constitute a default hereunder and (ii) Tenant shall at any time thereafter be entitled to provide Landlord with a replacement L-C that satisfies the requirements hereunder, at which time Landlord shall return the cash proceeds of the original L-C drawn by Landlord.

20.2           Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 20.1(H) above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

20.3         L-C Amount; Maintenance of L-C by Tenant; Liquidated Damages.

20.3.1       L-C Amount. The L-C Amount shall be equal to the amount set forth in Section 10 of the Summary (but subject to reduction as provided in Section 20.9 below).

20.3.2       In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 20. If Tenant fails to comply with the foregoing, Landlord shall send a second notice requesting that Tenant provide Landlord with (i)  an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency. If Tenant fails to provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency within five (5) business days of receipt of such second notice, then notwithstanding anything to the contrary contained in Section 19.1, the same shall constitute a default by Tenant under this Lease (without the need for any additional notice and/or cure period). Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

20.3.3       Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 20, Landlord shall have the right to either (x) present the L-C to the Bank in accordance with the terms of this Article 20, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord (a) has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease and (b) is permitted to recover in accordance with the other terms and conditions of this Lease, or (y) pursue its remedy under Section 20.3.3 below. In the event Landlord elects to exercise its rights under the foregoing item (x), Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease.

20.4        Transfer and Encumbrance. The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, in connection with the assignment by Landlord of its rights and interests in and to this Lease, or separate from this Lease if such assignment is to Landlord’s lender. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the L-C to the transferee and thereupon Landlord shall, without any further agreement between the parties, provided the transferee assumes all of Landlord’s obligations hereunder, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be reasonably necessary to effectuate such transfer, and Landlord shall be responsible for paying the Bank’s reasonable transfer and processing fees in connection therewith.

20.5        L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 20 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

20.6        Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

20.7         Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

20.7.1       A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L-C or the Bank’s honoring or payment of sight draft(s); or

20.7.2       Any attachment, garnishment, or levy in any manner upon either the proceeds of any L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatsoever.

20.8        Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

20.9         Reduction of L-C Amount. Provided that the “L-C Reduction Condition” (as defined below) is then satisfied, the L-C Amount shall be reduced upon the “Reduction Date” (as defined below) occurring thereafter, by the “L-C Reduction Amount”; provided, however, the L-C Amount shall never be less than Four Million Four Hundred Twenty-Seven Thousand Five Hundred Thirty and 80/100 Dollars ($4,427,530.80). The “Reduction Date” shall mean the last day of the thirty-sixth (36th) monthly anniversary of the Lease Commencement Date. The “L-C Reduction Amount” shall mean Four Million Four Hundred Twenty-Seven Thousand Five Hundred Thirty and 80/100 Dollars ($4,427,530.80). The reduction of the L-C Amount shall be effectuated by Tenant’s delivery to Landlord of a certificate of amendment to the existing L-C, conforming in all respects to the requirements of this Article 20, in the amount of the applicable reduced L-C Amount. If Tenant is allowed to reduce the L-C Amount, then Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant in order to effectuate such reduction. “L-C Reduction Condition” shall mean that Tenant is not then in default under this Lease beyond any applicable notice and cure periods. If the L-C Reduction Condition is not satisfied as of the Reduction Date, then any decrease may take place retroactively upon satisfaction of the L-C Reduction Condition; provided that no decrease may take place retroactively if this Lease is terminated as a result of an Event of Default by Tenant.

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Building’s life safety system or alterations that would be considered capital expenditures (collectively the “Excluded Changes”); provided, however, to the extent such Excluded Changes are required due to or triggered by Tenant’s improvements or alterations to and/or manner of use of the Premises, Landlord shall perform such work, at Tenant’s cost (which shall be paid by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor from Landlord). In addition, Tenant shall fully comply with all present or future legally required programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (of not less than one (1) business day except in the event of an emergency) to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground lessors; (iii) to post notices of nonresponsibility; or (iv)   alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Notwithstanding the foregoing, any entry by Landlord or Landlord’s agents shall not unreasonably interfere with Tenant’s operations more than reasonably necessary, and shall comply with Tenant’s reasonable security measures, including wearing appropriate personal protective equipment (PPE) where required.

ARTICLE 23

PARKING

Throughout the Lease Term, (i) Tenant shall have the right to use, on an unreserved basis, in common with other tenants of the Building and free of parking charges, the number of unreserved parking passes set forth in Section 12 of the Summary, which unreserved parking passes are located in the Parking Areas servicing the Building as shall be designated by Landlord from time to time for unreserved parking for the tenants of the Building; and (ii)   Tenant shall have the right to use twenty (20) reserved parking spaces that shall not require use of a valet. The location of such reserved parking passes shall be mutually determined by Landlord and Tenant. Tenant shall (i) abide by (A) the Parking Rules and Regulations which are in effect on the date hereof, as set forth in the attached Exhibit D and all reasonable modifications and additions thereto which are prescribed from time to time for the orderly operation and use of the Parking Areas by Landlord, and/or Landlord’s Parking Operator (as defined below), and (B) all recorded covenants, conditions and restrictions affecting the Building, and (ii) cooperate in seeing that Tenant’s employees and visitors also comply with the Parking Rules and Regulations (and all such modifications and additions thereto, as the case may be), any such other rules and regulations and covenants, conditions and restrictions. Landlord (and/or any other owners of the Project) specifically reserve the right to change the size, configuration, design, layout, location and all other aspects of the Parking Areas (including without limitation, implementing paid visitor parking), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Parking Areas, so long as the same does not (other than on a temporary basis of less than one (1) week) reduce the number and availability of parking passes or reserved spaces available to Tenant under this Lease. Landlord may delegate its responsibilities hereunder to a parking operator (the “Parking Operator”) in which case the Parking Operator shall have all the rights of control attributed hereby to Landlord. Any parking tax or other charges imposed by governmental authorities in connection with the use of such parking shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges thirty (30) days after Landlord’s demand therefor. The parking rights provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above. All visitor parking by Tenant’s visitors shall be subject to availability, as reasonably determined by Landlord (and/or the Parking Operator, as the case may be), parking in such visitor parking areas as may be designated by Landlord (and/or the Parking Operator from time to time, and payment by such visitors of the prevailing visitor parking rate (if any) charged by Landlord (and/or the Parking Operator) from time to time.

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1           Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2           Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

24.3           No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4           Modification of Lease. If any current or prospective mortgagee or ground lessor for the Project requires modifications to this Lease, which modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder or unreasonably interfere with Tenant’s use of or access to the Premises, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever reasonable documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. If Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant shall execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

24.5           Transfer of Landlord’s Interest. Landlord has the right to transfer all or any portion of its interest in the Project, the Building and/or in this Lease, and upon any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the amount of the interest of such transferee in the Project including all proceeds therefrom and such transferee shall otherwise be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Landlord may also assign its interest in this Lease to a mortgage lender as additional security, but such assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder. Except for Landlord’s liability as limited under the second sentence of this Section 24.5, neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, member, director, officer, employee or agent of Landlord or any of Landlord’s affiliates. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.

24.6         Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

24.7         Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8         Tenant’s Signage.

24.8.1       Interior Signage. Provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises including, with respect to Building I, in the entry floor lobby. Tenant shall be entitled to one (1) identification sign on or near the entry doors of the Building III Premises and signage in the lobby of Building III, which shall be at least equal to that of any other tenants in Building III.

24.8.2       Prohibited Signage and Other Items. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

24.8.3       Tenant’s Exterior Signage. Subject to the terms hereof and in addition to the signage rights expressly set forth above in this Section 24.8.1, Tenant, at Tenant’s sole cost and expense, shall be entitled to install, at Tenant’s sole cost, one (1) Building-top sign on Building I and Building III identifying Tenant’s name and logo thereon (including lighting) and on Tenant’s share of any monument serving the Project, as shown on Exhibit H (collectively, the “Tenant’s Signage”).

24.8.4        Specifications and Permits. The Tenant’s Signage shall set forth Tenant’s name and/or logo as determined by Tenant in its sole discretion, but subject to Landlord’s reasonable approval, and in no event shall the Tenant’s Signage include an “Objectionable Name,” as that term is defined below. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact locations of the Tenant’s Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord’s Building standard signage specifications. In addition, the Tenant’s Signage shall be subject to Tenant’s receipt of all necessary governmental or quasi-governmental approvals and permits (collectively, “Governmental Approvals”) and shall be subject to the CC&Rs (as the same may be modified). Landlord shall use commercially reasonable efforts, at no cost to Landlord, to assist Tenant in obtaining all necessary Governmental Approvals for the Tenant’s Signage. Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary Governmental Approvals for the Tenant’s Signage. In the event Tenant does not receive the necessary Governmental Approvals for the Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms, covenants and conditions of this Lease shall be unaffected.

24.8.5       Objectionable Name. To the extent Tenant desires to change the name and/or logo set forth on the Tenant’s Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). Landlord agrees that “Freenome” or “Freenome Holdings” is not an Objectionable Name.

24.8.6       Termination of Right to Tenant’s Signage. The building top Tenant’s Signage rights granted to Tenant under Section 24.8.3 may not be used for subtenants subleasing less than fifty percent (50%) of the space in the applicable Building; provided, however, that any such subtenant or any assignee’s right to use such building top sign rights is subject to the name of such assignee or subtenant not being an Objectionable Name.

24.8.7        Cost and Maintenance; Change and Replacement. The actual costs of the Tenant’s Signage and the installation, design, construction and any and all other costs associated with the Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should the Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual, reasonable cost of such work. Subject to Tenant’s agreement to comply with the terms of this Section 24.8 and Landlord’s reasonable approval, Tenant shall be permitted to change and/or replace the Tenant’s Signage periodically in Tenant’s reasonable discretion. Upon the expiration or earlier termination of this Lease or upon any earlier termination of Tenant’s rights to the Tenant’s Signage as set forth herein, Tenant shall, at Tenant’s sole cost and expense, cause the Tenant’s Signage to be removed and shall repair any damage caused by such removal. If Tenant fails to timely remove the Tenant’s Signage or to restore the areas in which such the Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual, reasonable costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The terms and conditions of this Section 24.8.7 shall survive the expiration or earlier termination of the Lease.

24.9         Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10       Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11       Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.12       Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13       No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

24.14       Landlord Exculpation. Notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties under this Lease (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Project (including any proceeds thereof), and neither Landlord, nor any of the Landlord Parties (except for Landlord’s liability as limited in the preceding portion of this sentence) shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15      Entire Agreement. There are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16      Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building, the Other Building and/or in any other building and/or any other portion of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building, the Other Building or Project.

24.17      Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter in place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity and, other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure; provided, however, no event of Force Majeure shall: (i) excuse Tenant’s obligations to pay Rent and other charges due pursuant to this Lease or Tenant’s obligations under the Tenant Work Letter, (ii) be grounds for Tenant to abate any portion of Rent due pursuant to this Lease, or entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 or 12 of this Lease, (iii) excuse Tenant’s obligations under Article 5 of this Lease, (iv) delay Tenant’s rights to abate or offset rent or terminate this Lease in Sections 2, 11 or 12 or Section 2.2.4 of Exhibit B; or (v) delay Tenant’s ability to abate rent in Section 6.8 in the event Landlord is delayed in remedying an event that would otherwise entitle Tenant to abatement under that section; provided, however that the foregoing shall not limit the extension of any time periods under this Lease which are expressly extended due to Force Majeure delays (subject to any express time limits in this Lease). Except as expressly provided in Section 5.6 of Exhibit B (pertaining to Landlord Delays pertaining to COVID-19), in no event shall Force Majeure events extend the Building I Lease Commencement Date nor the Building III Lease Commencement Date.

24.18      Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

24.19      Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested, (B) delivered by a nationally recognized overnight courier, or (C) delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given three (3) business days after the date it is mailed as provided in this Section 24.19, the date overnight courier delivery is made or upon the date personal delivery is made or rejected. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground lessor, Tenant shall give to such mortgagee or ground lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

24.20      Joint and Several. If there is more than one person or entity executing this Lease as Tenant, the obligations imposed upon such persons and entities under this Lease are and shall be joint and several.

24.21      Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Project is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that it is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

24.22      Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

24.23      Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Project is located.

24.24      Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25      Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it (i) has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (collectively, the “Brokers”), and (ii) knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this Lease other than the Brokers.

24.26      Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.27      Building Name and Signage. Landlord shall have the right at any time to change the name(s) of the Building, the Other Building and Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building, the Other Building and any portion of the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the names of the Building, the Other Building or Project or use pictures or illustrations of the Building, the Other Building or Project in advertising or other publicity, without the prior written consent of Landlord.

24.28      Building Directory. If the Building contains a tenant name directory, Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory. The initial cost of such directory signage shall be paid for by Landlord, but any subsequent charges thereto shall be at Tenant’s cost.

24.29      Confidentiality. Except as may be required by law or in litigation with Landlord, Tenant shall use commercially reasonable efforts to keep the content of this Lease and any related documents confidential and not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants, proposed subtenants and current and proposed lenders, investors and business partners.

24.30      Landlord’s Construction. Except as specifically set forth in this Lease or in the Tenant Work Letter: (i) Landlord has no obligation to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, the Other Building, the Project, or any part thereof; and (ii) no representations or warranties respecting the condition of the Premises, the Building, the Other Building or the Project have been made by Landlord to Tenant. Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Building, the Other Building, the Premises, and/or the Project, including without limitation, landscaping and tenant improvements for premises for other tenants and, at Landlord’s sole election, such other buildings, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the “Construction”). In connection with such Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Building and/or the Other Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, the Other Building and/or the Project, which work may create noise, dust or leave debris in the Building, the Other Building and/or the Project. Notwithstanding the foregoing, Landlord’s Construction shall be performed in such a manner as to not unreasonably interfere with Tenant’s access to or use of the Premises for Tenant’s business purposes, or materially decrease Tenant’s rights or increase Tenant’s obligations under this Lease. Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent so long as such Construction does not unreasonably interfere with Tenant’s access to or use of the Premises for Tenant’s business purposes. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from such Construction, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from such Construction or Landlord’s actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or Landlord’s actions in connection with such Construction. Landlord reserves full control over the Project to the extent not inconsistent with Tenant’s enjoyment the same as provided in this Lease. This reservation includes Landlord’s right to subdivide the Project and convert portions of the Project to condominium units, change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties and maintain or establish ownership of the Buildings separate from the fee title to the Project.

24.31      Intentionally Omitted.

24.32      Net Lease. This Lease shall be deemed and construed to be an “absolute net lease” and, except as herein expressly provided, Landlord shall receive all payments required to be made by Tenant free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises except as specifically provided herein.

24.33       Water Sensors. Tenant shall, at Tenant’s sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the floors of Building III that abut other leasable premises or Common Areas (which water sensor device(s) located in such floors in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in such floors in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains) (the “Sensor Areas”). With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor reasonably approved by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant’s sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant’s sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require the Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party). If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the cost thereof to Tenant.

24.34       Earthquake Safety Information. Landlord hereby advises Tenant that information regarding earthquake safety may be obtained from the following publications: (i) information obtained from the California Division of Mines and Geology in its 1997 report “Guidelines for Evaluating and Mitigating Seismic Hazards in California” (which can be downloaded from the Division’s home page at www.consrv.ca.gov); (ii) “The Commercial Property Owner’s Guide to Earthquake Safety,” produced by the Seismic Safety Commission (SSC) and available at 1755 Creekside Oaks Drive, Suite 100, Sacramento, California 95883 or at 916-263-5506; and (iii) “Peace of Mind in Earthquake Country” (Peter Yanev, 1991, Chronicle Books).

24.35       Roof Rights. In accordance with, and subject to, this Section 24.35 (including Tenant’s obtaining all requisite permits and compliance with Landlord’s reasonable construction rules and conditions as well as Landlord’s reasonable approval of the contractors, vendors and materialmen in connection with the same (with Landlord having the right to require Tenant to utilize Landlord’s roofing contractor)), Tenant shall have the non-exclusive right, at no additional fee, to install, operate and maintain, at Tenant’s sole cost and expense, rooftop chillers, mechanical and electrical equipment and back-up generators relating to the conduct of business within the Premises, telecommunications antennas, microwave dishes and other communications equipment, including a reasonable sized dish on the roof of the Building (and reasonable equipment and cabling related thereto), servicing the business conducted by Tenant from within the Premises (all such equipment is defined collectively as the “Rooftop Equipment”) upon Tenant’s pro rata share of the available space on the roof of each Building as shown on Exhibit I. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building (except as expressly set forth in this Lease), or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. The location, physical appearance, the size, the design and the weight of the Rooftop Equipment shall be subject to Landlord’s reasonable approval. Tenant shall maintain such Rooftop Equipment, at Tenant’s sole cost and expense. If the Rooftop Equipment constitutes a Specialty Alteration, Tenant shall remove such Rooftop Equipment upon the expiration or earlier termination of this Lease, or upon the termination of Tenant’s rights under this Section 24.35, and shall repair any damage caused by such removal. Except together with a Transfer of the Premises or the Lease permitted under Article 14 above. Tenant shall not be entitled to license its Rooftop Equipment to any unrelated third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Rooftop Equipment by an unrelated third party.

24.36       Approvals. Whenever this Lease requires an approval, consent, determination or judgment by either Landlord or Tenant, unless another standard is expressly set forth in this Lease, such approval, consent, determination or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

24.37       Storage Areas. Tenant shall have dedicated general storage in the Parking Facility and the podium portion of the Building in the locations depicted on Exhibit G (collectively, the “Storage Areas”). The Storage Areas shall be considered part of the Premises under this Lease except that no Rent shall be payable by Tenant for such Storage Areas. Tenant shall take such Storage Areas in their then as-is condition and Landlord shall not be required to provide any improvements to the same.

[Remainder of Page Intentionally Left Blank; Signatures on Next Page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

BP3-SF5 3000-3500 MARINA LLC, a Delaware limited liability company

By:	/s/ W. Neil Fox, III
Name: W. Neil Fox, III
Its: Chief Executive Officer

“TENANT”:

FREENOME HOLDINGS, INC.
a Delaware corporation

By:	/s/ Mike Nolan
Name:	Mike Nolan
Its:	Chief Executive Officer

*** If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

CONFIRMATION OF LEASE TERMS

(Building III - 3000 Marina)

This CONFIRMATION OF LEASE TERMS (“Confirmation No. 1”) is made and entered into effective as of February 24, 2023, by and between BP3-SF5 3000-3500 MARINA LLC, a Delaware limited liability company (“Landlord”) and FREENOME HOLDINGS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.             Landlord and Tenant entered into that certain Lease dated as of September 23, 2021 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in those certain buildings located at 3000 and 3300 Marina Boulevard, Brisbane, California 94005, and known as Building III and Building I, respectively.

B.              Except as otherwise set forth herein, all capitalized terms used in this Confirmation No. 1 shall have the same meaning as such terms have in the Lease.

C.              Landlord and Tenant desire to amend the Lease to confirm the satisfaction of the Delivery Condition for Building III and the occurrence of the Building III Delivery Date, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Confirmation of Dates. The parties hereby confirm that (a) the Building III Premises is in the Delivery Condition as set forth in Section 1.2 of the Tenant Work Letter, and (b) the Building III Delivery Date occurred on February 3, 2023.

2.              No Further Modification. Except as set forth in this Confirmation No. 1, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, this Confirmation No. 1 has been executed as of the day and year first above written.

“Landlord”:

BP3-SF5 3000-3500 MARINA LLC, a Delaware limited liability company

By:	/s/ W. Neil Fox, III
Name: W. Neil Fox, III
Its: Chief Executive Officer

“TENANT”:

FREENOME HOLDINGS, INC.
a Delaware corporation

By:	/s/ Mike Nolan
Name:	Mike Nolan
Its:	Chief Executive Officer

[Signature Page to Confirmation No.1]

CONFIRMATION OF LEASE TERMS

(Building I — 3300 Marina)

This CONFIRMATION OF LEASE TERMS (“Confirmation No. 2”) is made and entered into effective as of March 8, 2023, by and between BP3-SF5 3000-3500 MARINA LLC, a Delaware limited liability company (“Landlord”) and FREENOME HOLDINGS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.             Landlord and Tenant entered into that certain Lease dated as of September 23, 2021 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in those certain buildings located at 3000 and 3300 Marina Boulevard, Brisbane, California 94005, and known as Building III and Building I, respectively.

B.              Except as otherwise set forth herein, all capitalized terms used in this Confirmation No. 2 shall have the same meaning as such terms have in the Lease.

C.              Landlord and Tenant desire to amend the Lease to confirm the satisfaction of the Delivery Condition for Building I and the occurrence of the Building I Delivery Date, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Confirmation of Dates. The parties hereby confirm that (a) the Building I Premises is in the Delivery Condition as set forth in Section 1.2 of the Tenant Work Letter, and (b) the Building I Delivery Date occurred on March 3, 2023.

2.              No Further Modification. Except as set forth in this Confirmation No. 2, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, this Confirmation No. 2 has been executed as of the day and year first above written.

“Landlord”:

BP3-SF5 3000-3500 MARINA LLC, a Delaware limited liability company

By:	/s/ W. Neil Fox, III
Name: W. Neil Fox, III
Its: Chief Executive Officer

“TENANT”:

FREENOME HOLDINGS, INC.
a Delaware corporation

By:	/s/ Mike Nolan
Name:	Mike Nolan
Its:	Chief Executive Officer

[Signature Page to Confirmation No.2]